Exhibit 99.5

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

United Community Bancorp

Lawrenceburg, Indiana

As Of:

August 10, 2012

Prepared By:

Keller & Company, Inc.

555 Metro Place North

Suite 524

Dublin, Ohio 43017

(614) 766-1426

KELLER & COMPANY

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426        (614) 766-1459 FAX

September 6, 2012

Board of Directors

United Community Bancorp

92 Walnut Street

Lawrenceburg, Indiana 47025

To the Board:

We hereby submit an independent appraisal (“Appraisal”) of the pro forma market value of the common stock to be issued by the new United Community Bancorp (the “Corporation”) in conjunction with the second stage stock conversion of United Community MHC (the “MHC”) from the mutual to the stock form of ownership. The MHC currently owns 59.4 percent of the stock of United Community Bancorp (the “Bancorp”), the mid-tier holding company of United Community Bank (the “Bank”). The remaining 40.6 percent of the Bancorp’s common stock is owned by public shareholders. The Corporation will also issue shares of common stock to its current public shareholders pursuant to an exchange ratio that preserves the 40.6 percent aggregate ownership interest of those public shareholders. The exchange ratios established by the Corporation as applied to the value established herein are 0.6375 shares, 0.7500 shares, 0.8625 shares, and 0.9919 shares for each share of the Corporation’s common stock at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the valuation range. This appraisal was prepared and provided to the Corporation in accordance with the appraisal requirements of the Board of Governors of the Federal Reserve System, Washington, D.C.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks. The firm is a full-service consulting organization, as described in more detail in Exhibit A in the Appraisal, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C in the Appraisal.

Our appraisal is based on the assumption that the data provided to us by the Bancorp and the Bank and the material provided by the independent auditors, Clark, Schaefer, Hackett & Co., Cincinnati, Ohio, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank’s assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

Board of Directors

United Community Bank

September 6, 2012

In the preparation of this appraisal, we held discussions with the management of the Bancorp and the Bank, with the law firm of Kilpatrick Townsend & Stockton, LLP, Washington, D.C., the Bank’s conversion counsel, and with Sandler O’Neill & Partners, L.P. Further, we viewed the Bank’s local economy and primary market area and also reviewed the Bank’s most recent Business Plan as part of our review process.

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation’s stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Bank’s operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation’s appraised value in such appraisal update.

It is our opinion that as of August 10, 2012, the pro forma market value or appraised value of the Corporation was $47,000,000 at the midpoint, with a public offering of $27,922,700 or 3,490,338 shares at $8 per share, representing 59.4 percent of the total valuation. The pro forma valuation range of the Corporation is from a minimum of $39,950,000 to a maximum of $54,050,000, with a maximum, as adjusted, of $62,157,500, representing public offering ranges of $23,734,295 at the minimum to a maximum of $32,111,105, with a maximum, as adjusted, of $36,927,771, representing 2,966,787 shares, 4,013,888 shares and 4,615,971 shares at $8 per share at the minimum, maximum, and maximum, as adjusted, respectively.

The pro forma appraised value of the Corporation as of August 10, 2012, is $47,000,000, at the midpoint with a midpoint public offering of $27,922,700.

Very truly yours,

KELLER & COMPANY, INC.

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

United Community Bancorp

Lawrenceburg, Indiana

As Of:

August 10, 2012

TABLE OF CONTENTS (cont.)

LIST OF EXHIBITS

NUMERICAL EXHIBITS		PAGE

1	Consolidated Balance Sheets—At June 30, 2012	74
2	Consolidated Balance Sheets—At June 30, 2008 through 2011	75
3	Consolidated Statements of Income for the Year Ended June 30, 2012	76
4	Consolidated Statements of Income for the Years Ended June 30, 2008 through 2011	77
5	Selected Financial Information	78
6	Income and Expense Trends	79
7	Normalized Earnings Trend	80
8	Performance Indicators	81
9	Volume/Rate Analysis	82
10	Yield and Cost Trends	83
11	Economic Value of Equity	84
12	Loan Portfolio Composition	85
13	Loan Maturity Schedule	86
14	Loan Originations and Purchases	87
15	Delinquent Loans	88
16	Nonperforming Assets	89
17	Classified Assets	90
18	Allowance for Loan Losses	91
19	Investment Portfolio Composition	92
20	Mix of Deposits	93
21	Certificates of Deposit by Rate and Maturity	94
22	Deposit Activity	95
23	Borrowed Funds Activity	96
24	Offices of United Community Bank	97
25	Management of the Bank	98
26	Key Demographic Data and Trends	99
27	Key Housing Data	100
28	Major Sources of Employment	101
29	Unemployment Rates	102
30	Market Share of Deposits	103
31	National Interest Rates by Quarter	104
32	Thrift Stock Prices and Pricing Ratios	105
33	Key Financial Data and Ratios	113
34	Recently Converted Thrift Institutions	120
35	Acquisitions and Pending Acquisitions	121

LIST OF EXHIBITS (cont.)

NUMERICAL EXHIBITS		PAGE

36	Stock Prices and Pricing Ratios—Mutual Holding Companies	122
37	Key Financial Data and Ratios—Mutual Holding Companies	125
38	Balance Sheets Parameters—Comparable Group Selection	127
39	Operating Performance and Asset Quality Parameters—Comparable Group Selection	131
40	Balance Sheet Ratios Final Comparable Group	135
41	Operating Performance and Asset Quality Ratios Final Comparable Group	136
42	Balance Sheet Totals—Final Comparable Group	137
43	Balance Sheet—Asset Composition Most Recent Quarter	138
44	Balance Sheet—Liability and Equity Most Recent Quarter	139
45	Income and Expense Comparison Trailing Four Quarters	140
46	Income and Expense Comparison as a Percent of Average Assets—Trailing Four Quarters	141
47	Yields, Costs and Earnings Ratios Trailing Four Quarters	142
48	Reserves and Supplemental Data	143
49	Comparable Group Market, Pricings and Financial Ratios - Stock Prices as of August 10, 2012	144
50	Valuation Analysis and Conclusions	145
51	Pro Forma Effects of Conversion Proceeds—Minimum	146
52	Pro Forma Effects of Conversion Proceeds—Midpoint	147
53	Pro Forma Effects of Conversion Proceeds—Maximum	148
54	Pro Forma Effects of Conversion Proceeds—Maximum, As Adjusted	149
55	Summary of Valuation Premium or Discount	150

ALPHABETICAL EXHIBITS		PAGE

A	Background and Qualifications	151
B	RB 20 Certification	155
C	Affidavit of Independence	156

INTRODUCTION

Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report (“Report”) to provide the pro forma market value of the to-be-issued common stock of United Community Bancorp (the “Corporation”), a Delaware corporation, in connection with the conversion of United Community MHC from the mutual to the stock form of organization. The shares of common stock to be issued represent the majority interest in United Community Bancorp, which was formed on March 20, 2006, as a mid-tier holding company, owned by United Community MHC. United Community Bank (“United Community” or the “Bank”) is a subsidiary of United Community Bancorp Under the Plan of Conversion, United Community MHC will cease to exist, with United Community Bank becoming a wholly owned subsidiary of the Corporation. The existing shares of stock in United Community Bancorp will be exchanged for new shares of stock in the Corporation based on their current appraised value as determined in this Report.

The Application is being filed with the Office of Thrift Supervision (“OTS”) of the Department of the Treasury and the Securities and Exchange Commission (“SEC”). In accordance with the conversion, there will be an issuance of 59.4 percent of the Corporation’s stock, representing the ownership of United Community MHC, in the Corporation. Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank’s management and the Bank’s conversion counsel, Kilpatrick Townsend & Stockton, LLP, Washington, D.C.

This conversion appraisal was prepared based on the key guidelines for appraisal reports for the valuation of savings institutions converting from the mutual to stock form of organization in accordance with the application requirements and the guidelines for appraisal reports, and represents a full appraisal report, even though the Report is an update to the original Report dated February 18, 2011. The compete Report is being filed due to the longer than normal time period since the original Valuation. The Report provides detailed exhibits based on the revised guidelines and a discussion on each of the fourteen factors that need to be considered. Our

Introduction (cont.)

valuation will be updated in accordance with the guidelines and will consider any changes in market conditions for thrift institutions.

We define the pro forma market value as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm’s-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

As part of our appraisal procedure, we have reviewed the audited financial statements for the five fiscal years ended June 30, 2008 through 2012, and discussed them with United Community’s management and with United Community’s independent auditors, Clark, Schaefer, Hackett & Co., Cincinnati, Ohio. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation’s preliminary Form SB-2 and the Bank’s preliminary Form AC and discussed them with management and with the Bank’s conversion counsel.

To gain insight into the Bank’s local market condition, we have visited United Community’s main office and eight branches and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank’s primary market area relative to Indiana and the United States. We have also examined the competitive market within which United Community operates, giving consideration to the area’s numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

We have given consideration to the market conditions for securities in general and for publicly traded thrift stocks in particular. We have examined the performance of selected

Introduction (cont.)

publicly traded thrift institutions and compared the performance of United Community to those selected institutions.

Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in the second stage stock offering will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.	DESCRIPTION OF UNITED COMMUNITY

GENERAL

United Community was organized in 1914 as a state-chartered mutual savings and loan association with the name Progressive Building and Loan Association The Bank converted to a federal savings bank in 1988 after operating for over seventy-four years as a state chartered savings and loan association and changed its name to Progressive Federal Savings Bank. Then in 1999, Progressive Federal merged with Perpetual Federal Savings and Loan Association, Lawrenceburg, Indiana, and changed the name of the resulting institution to United Community Bank. In December 2005, the Bank formed its mutual holding company, United Community MHC, and its mid-tier holding company, United Community Bancorp, becoming the subsidiary of the Corporation and completing a minority stock offering. The Bancorp plans to complete a stock offering equal to all the shares owned by United Community MHC and resulting in its elimination.

United Community conducts its business from its main office and eight branches, with four offices located in Lawrenceburg, one office in Aurora, one office in St. Leon, one office in Milan, one office in Osgood and one office in Versailles. The offices in Milan, Osgood and Versailles, all in Ripley County, were acquired on June 4, 2010, from Integra Bank. The multiple-branch acquisition added $53.3 million in deposits and $45.9 million in loans. The Bank’s primary retail market area is focused on Dearborn and Ripley Counties, with Lawrenceburg representing the county seat of Dearborn County and Versailles, the county seat of Ripley County, while the Bank’s lending market extends into the surrounding counties in Indiana and Northern Kentucky and the greater Cincinnati area.

United Community’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) in the Bank Insurance Fund (“BIF”). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the “FRB”). United Community is a member of the Federal Home Loan Bank (the “FHLB”) of

General (cont.)

Cincinnati and is regulated by the Office of the Comptroller of the Currency (“OCC”) and by the FDIC. As of June 30, 2012, United Community had assets of $495,903,000, deposits of $426,967,000 and equity of $54,989,000.

United Community has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area as a community-oriented institution. United Community has been involved in the origination of real estate mortgage loans, including land loans, which represented 83.4 percent of its loan originations during the fiscal year ended June 30, 2012. Real estate mortgage loan originations, including land loans also represented a strong 79.8 percent of loan originations during the year ended June 30, 2010. At June 30, 2012, 48.4 percent of the Bank’s gross loans consisted of residential real estate loans on one- to four-family dwellings, excluding construction and home equity loans, compared to a smaller 46.5 percent at June 30, 2008, with the primary sources of funds being retail deposits from residents in its local communities and from municipal deposits. The Bank is also an originator of multi-family and commercial real estate loans, construction loans, commercial business loans, consumer loans, and home equity loans. Consumer loans include automobile loans, loans on deposit accounts and other secured and unsecured personal loans.

The Bank had cash and investments of $146.4 million, or 29.5 percent of its assets, excluding FHLB stock which totaled $6.6 million or 1.3 percent of assets at June 30, 2012. The Bank had $124.6 million of its investments in mortgage-backed and related securities representing 25.1 percent of assets. Deposits, principal payments, loan sales and equity have been the primary sources of funds for the Bank’s lending and investment activities.

The total amount of stock to be sold in the second stage stock offering will be $27.9 million or 3,490,338 shares at $8 per share based on the midpoint of the appraised value of $47.0 million, representing 59.3 percent of the total value. The net conversion proceeds will be $24.8

General (cont.)

million, reflecting conversion expenses of approximately $3,108,000. The actual cash proceeds to the Bank of $14.9 million will represent 60 percent of the net conversion proceeds. The ESOP will represent 6.36 percent of the gross shares issued or 221,986 shares at $8 per share, representing $1,769,264. The Bank’s net proceeds will be used to fund new loans to invest in securities following their initial deployment to short term investments and to possibly open additional offices. The Bank may also use the proceeds to expand services, expand operations or acquire other financial service organizations, diversify into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the ESOP to purchase short-and intermediate-term government or federal agency securities or to invest in short-term deposits and to pay dividends and possibly buy back shares of common stock in the future.

The Bank has experienced a strong deposit increase over the past three fiscal years with deposits increasing 28.8 percent from June 30, 2008 to June 30, 2011, or an average of 9.6 percent per year, impacted by deposits from local municipalities and from branch acquisitions in 2010. From June 30, 2011, to June 30, 2012, deposits then decreased by $13.9 million or 3.4 percent, compared to an increase of 26.7 percent in fiscal 2010, when the Bank acquired $53.3 million in deposits as part of a multiple branch office acquisition and decreased 4.0 percent in 2011.

The Bank has focused on increasing its loan activity during the past four years, on monitoring its net interest margin and earnings and on maintaining an above average equity to assets ratio. Equity to assets decreased from 14.24 percent of assets at June 30, 2008, to 11.43 percent at June 30, 2011, due to the Bank’s stronger growth and higher provision for loan losses and then decreased modestly to 11.09 percent at June 30, 2012, due to a rise in assets.

The primary lending strategy of United Community has been to focus on the origination of adjustable-rate and fixed-rate one-to four-family mortgage loans, the origination of land loans and commercial real estate loans, the origination of multi-family loans, the origination of

General (cont.)

commercial business loans, the origination of construction loans, and the origination of consumer loans and home equity loans.

The Bank’s share of one- to four-family mortgage loans has increased slightly, from 46.5 percent of gross loans at June 30, 2008, to 48.4 percent as of June 30, 2012. Multi-family loans decreased from 15.1 percent of loans to 14.7 percent from June 30, 2008, to June 30, 2012, while construction loans decreased from 0.9 percent to 0.4 percent during the same time period. Nonresidential real estate loans decreased from 23.1 percent to 20.5 percent from June 30, 2008, to June 30, 2012. All types of real estate loans as a group decreased from 87.7 percent of gross loans at June 30, 2008, to 86.1 percent at June 30, 2012. The decrease in real estate loans was offset by the Bank’s increase in consumer loans. The Bank’s share of commercial loans witnessed a decrease in their share of loans from 2.1 percent at June 30, 2008, to 1.3 percent at June 30, 2012, and the Bank’s share of consumer loans increased from 10.2 percent to 12.4 percent, during the same time period, with home equity loans increasing from 6.7 percent of loans to 10.9 percent of loans from June 30, 2008, to June 30, 2012, and being the source of consumer loan growth.

Management’s internal strategy has also included continued emphasis on maintaining an adequate and appropriate level of allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances and also in recognition of the Bank’s rising level of nonperforming assets. At June 30, 2008, United Community had $4,619,000 in its loan loss allowance or 1.59 percent of gross loans, and 62.0 percent of nonperforming loans with the loan loss allowance increasing to $5,614,000 and representing a higher 1.95 percent of gross loans but a lower 34.8 percent of nonperforming loans at June 30, 2012.

The basis of earnings for the Bank has been interest income from loans and investments with the net interest margin being the key determinant of net earnings with a rising emphasis on noninterest income. With a primary dependence on net interest margin for earnings, current

General (cont.)

management will focus on striving to strengthen the Bank’s net interest margin without undertaking excessive credit risk combined with controlling the Bank’s interest risk position and continue to increase noninterest income.

PERFORMANCE OVERVIEW

The financial position of United Community at fiscal year end June 30, 2008 through June 30, 2012, is shown in Exhibits 1 and 2, and the earnings performance of United Community for the fiscal years 2008 through 2012 is shown in Exhibits 3 and 4. Exhibit 5 provides selected financial data at June 30, 2008 through 2012. United Community has focused on growing its asset base, increasing its investment and mortgage-backed securities, maintaining its loan level, and growing retail deposits from 2008 through 2011. The most recent trend for the Bank from June 30, 2011, through June 30, 2012, was an increase in assets, a decrease in investments, an increase in mortgage-backed securities, a slight decrease in loans and an increase in deposits.

With regard to the Bank’s recent financial condition, United Community experienced a strong increase in assets from June 30, 2008, through June 30, 2012, with a similar increase in deposits and a slight increase in the dollar level of equity over the past five years.

The Bank witnessed an increase in assets of $89.8 million or 23.5 percent for the period of June 30, 2008, to June 30, 2011, representing an average annual increase of 7.8 percent. For the year ended June 30, 2012, assets increased $23.4 million or 4.9 percent. Over the past five fiscal periods, the Bank experienced its largest dollar rise in assets of $90.5 million in fiscal year 2010, due partially to a $45.9 million purchase of loans, representing a strong 22.5 percent increase in assets funded by a rise in deposits of $90.6 million, and due partially to a $53.3 million purchase of deposits. This increase in assets was preceded by an $18.9 million or 4.9 percent increase in assets in fiscal year 2009 and succeeded by a $19.5 million decrease or 4.0 percent decrease in assets in 2011.

United Community’s loan portfolio, which includes mortgage loans and non-mortgage loans, decreased from $284.4 million at June 30, 2008, to $283.2 million at June 30, 2012, and represented a total decrease of $1.2 million, or 0.4 percent. The average annual decrease during that period was 0.1 percent. For the year ended June 30, 2012, loans decreased $2.7 million or 1.0 percent to $283.2 million, due primarily to loan sales.

Performance Overview (cont.)

United Community has obtained funds primarily through deposits with only modest use of FHLB advances. The Bank’s competitive rates for deposits in its local market in conjunction with its focus on service and expansion into new markets through branching have been the sources for attracting retail deposits. Deposits increased $106.2 million or 33.1 percent from 2008 to 2012, with an average annual rate of increase of 8.3 percent, strengthened by the Bank’s branch acquisitions in 2010 with $53.3 million in deposits acquired. For the year ended June 30, 2012, deposits increased by $13.9 million or 3.4 percent. The Bank’s largest fiscal year deposit growth was in 2010, when deposits increased $90.6 million or a relatively strong 26.7 percent, due to the Bank’s multi-office branch acquisition.

The Bank witnessed a decrease in its dollar equity level in 2010 with increases in 2011 and 2012. At June 30, 2008, the Bank had equity of $54.5 million, representing a 14.24 percent equity to assets ratio and increased to $55.0 million at June 30, 2012, representing a lower 11.09 percent equity to assets ratio due to the Bank’s minimal increase in equity and moderate growth in assets.

The overall decrease in the equity to assets ratio from June 2008 to 2012 was the result of the Bank’s modest earnings combined with the Bank’s moderate growth in assets and steady payment of dividends. The dollar level of equity increased 0.9 percent from June 30, 2008, to June 30, 2012, representing an average annual increase of 0.2 percent, and increased 1.6 percent from June 30, 2011, to June 30, 2012.

INCOME AND EXPENSE

Exhibit 6 presents selected operating data for United Community. This table provides key income and expense figures in dollars for the fiscal years of 2008 through 2012.

United Community witnessed a modest decrease in its dollar level of interest income from fiscal 2008 to fiscal 2012. Interest income was $21.6 million in 2008 and a lesser $18.2 million in 2012. Interest income decreased modestly in 2012 from $19.8 million to $18.2 million.

The Bank’s interest expense also experienced a decrease from fiscal year 2008 to 2012. Interest expense decreased from $11.4 million in 2008 to $4.3 million in 2012, representing a decrease of $7.1 million or 62.2 percent. Interest income decreased a lesser $3.4 million. Such decrease in interest income from 2008 through 2012, notwithstanding the larger decrease in interest expense, resulted in a dollar increase in annual net interest income and a modest increase in net interest margin. In fiscal 2012, interest expense decreased by $1,299,000, compared to a $1,660,000 decrease in interest income, resulting in a $361,000 decrease in net interest income.

The Bank has made provisions for loan losses in each of the past five fiscal years of 2008 through 2012. The amounts of those provisions were determined in recognition of the Bank’s levels of loan growth, nonperforming assets, charge-offs and repossessed assets. The loan loss provisions were $4,718,000 in 2008, $2,447,000 in 2009, $4,847,000 in 2010, $4,140,000 in 2011 and $3,662,000 in 2012. The impact of these loan loss provisions has been to provide United Community with a general valuation allowance of $5,614,000 at June 30, 2012, or 1.95 percent of gross loans and 34.8 percent of nonperforming loans.

Total other income or noninterest income indicated an increase from 2008 to 2012. Noninterest income was $2,197,000 or 0.57 percent of assets in 2008 and a higher $4,977,000 in fiscal year 2012 or 1.00 percent of assets. Noninterest income consists primarily of service charges and loan fees, income from Bank Owned Life Insurance, gains on the sale of loans and investments and other income.

Income and Expense (cont.)

The Bank’s general and administrative expenses or noninterest expenses increased from $9,850,000 for the fiscal year of 2008 to $12,436,000 for the fiscal year ended June 30, 2012, representing an average annual increase of 6.6 percent. On a percent of average assets basis, operating expenses decreased from 2.58 percent of average assets for the fiscal year ended June 30, 2008, to 2.57 percent for the fiscal year ended June 30, 2012.

The net earnings position of United Community has indicated noticeable volatility from 2008 through 2012. The annual net income figures for the fiscal years of 2008, 2009, 2010, 2011 and 2012 were $(1,456,000), $719,000, $(412,000), $1,170,000 and $1,989,000, respectively, representing returns on average assets of (0.38) percent, 0.18 percent, (0.10) percent, 0.24 percent and 0.41 percent for fiscal years 2008, 2009, 2010, 2011 and 2012, respectively.

Exhibit 7 provides the Bank’s normalized earnings or core earnings for the year ended June 30, 2012. The Bank’s normalized earnings eliminate any nonrecurring income and expense items. There were three adjustments, including a reduction in provision for loan losses of $377,000, a reduction in gains on the sale of investments of $168,000 and a reduction in gains on sale of loans of $1,295,000, resulting in normalized earnings equal to $1,211,000 for the year ended June 30, 2012.

The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank’s return on assets increased from (0.38) percent in 2008, to 0.18 percent in 2009, and then decreased to (0.10) percent in fiscal year 2010, then increased to 0.24 percent in 2011, and then increased to 0.41 percent in 2012, with the overall increase from 2008 to 2012 due primarily to the Bank’s decrease in provision for loan losses.

The Bank’s net interest rate spread increased from 2.43 percent in 2008 to 3.04 percent in 2009, then decreased to 2.97 percent in 2010 and then increased to 3.05 percent in 2012. The

Income and Expense (cont.)

Bank’s net interest margin indicated a similar trend, increasing from 2.85 percent in 2008 to 3.25 percent in 2009, then decreased to 3.12 percent in 2010 and then decreased to 3.10 percent in 2012. United Community’s net interest rate spread increased 61 basis points from 2008 to 2009, then remained flat from 2009 to 2011, and then increased 1 basis point in 2012. The Bank’s net interest margin followed a similar trend, increasing 40 basis points from 2008 to 2009, then decreasing 14 basis points from 2009 to 2011 and then decreasing 1 basis point in 2012.

The Bank’s return on average equity increased from 2008 to 2012. The return on average equity increased from (2.48) percent in 2008, to 1.31 percent in 2009 and then increased to 2.17 percent in fiscal year 2011, and then increased to 3.62 percent in 2012.

United Community’s ratio of interest-earning assets to interest-bearing liabilities decreased modestly from 112.97 percent at June 30, 2008, to 110.34 percent at June 30, 2009, and then decreased to 106.31 percent in 2011 and then decreased to 105.27 percent at June 30, 2012. The Bank’s decrease in its ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank’s decrease in its interest-earning assets.

The Bank’s ratio of noninterest expenses to average assets decreased from 2.58 percent in fiscal year 2008 to 2.56 percent in fiscal year 2011 and then increased to 2.57 percent in 2012. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the “efficiency ratio.” The industry norm is 58.5 percent for all thrifts and 73.4 percent for thrifts with assets of $100.0 million to $1.0 billion, with the lower the ratio indicating higher efficiency. The Bank has been characterized with a moderately lower level of efficiency historically reflected in its higher efficiency ratio, which decreased from 79.06 percent in 2008 to 68.24 percent in 2011, then decreased to 65.89 percent in 2012, due to a smaller rise in noninterest expenses.

Income and Expense (cont.)

Earnings performance can be affected by an institution’s asset quality position. The ratio of nonperforming loans to total assets is a key indicator of asset quality. United Community witnessed an increase in its nonperforming loans ratio from 2008 to 2012, and the ratio is currently higher than the industry norm. Nonperforming loans consist of loans delinquent 90 days or more, troubled debt restructurings that have not been performing for at least six months, and nonaccruing loans. United Community’s nonperforming loans consisted of nonaccrual loans with no loans 90 days or more past due. The ratio of nonperforming loans to total loans was 5.60 percent at June 30, 2012, decreasing from 7.08 percent at June 30, 2011, but increasing from 2.57 percent at June 30, 2008.

Two other indicators of asset quality are the Bank’s ratios of allowance for loan losses to total loans and ratio of allowance for loan losses to nonperforming assets. The Bank’s allowance for loan losses was 1.59 percent of loans at June 30, 2008, and increased to 1.83 percent at June 30, 2011, then increased to 1.95 percent of loans at June 30, 2012. As a percentage of nonperforming loans, United Community’s allowance for loan losses to nonperforming loans was 61.98 percent at June 30, 2008, and a lower 25.90 percent at June 30, 2011, and increased to 34.79 percent at June 30, 2012.

Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal years of 2011 and 2012. For the year ended June 30, 2011, net interest income increased $1,752,000, due to a decrease in interest expense of $842,000, accented by a $910,000 increase in interest income. The increase in interest income was due to an increase due to volume of $2,434,000, reduced by a decrease due to rate of $1,524,000. The decrease in interest expense was due to a $1,952,000 decrease due to rate, reduced by a $1,110,000 increase, due to volume.

For the year ended June 30, 2012, net interest income decreased $361,000, due to a decrease in interest income of $1,660,000, reduced by a $1,299,000 decrease in interest expense. The decrease in interest income was due to a decrease due to volume of $488,000, accented by

Income and Expense (cont.)

a decrease due to rate of $1,172,000. The decrease in interest expense was due to a $484,000 decrease due to volume, reduced by a $123,000 increase due to rate.

YIELDS AND COSTS

The overview of yield and cost trends for the years ended June 30, 2010, 2011 and 2012, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

United Community’s weighted average yield on its loan portfolio decreased 23 basis points from fiscal year 2010 to 2011, from 5.95 percent to 5.72 percent and then decreased 39 basis points to 5.33 percent for the year ended June 30, 2012. The yield on investment securities decreased 59 basis points from 2.84 percent in 2010 to 2.25 percent in fiscal year 2011, and then decreased 4 basis points to 2.21 percent for the year ended June 30, 2012. The yield on other interest-earning assets increased 2 basis points from fiscal year 2010 to 2011, from 0.04 percent to 0.06 percent, and then decreased 1 basis point to 0.05 percent for the year ended June 30, 2012. The combined weighted average yield on all interest-earning assets decreased 38 basis points to 4.34 percent from fiscal year 2010 to 2011 and then decreased 28 basis points to 4.06 percent for the year ended June 30, 2012.

United Community’s weighted average cost of interest-bearing liabilities decreased 46 basis points to 1.30 percent from fiscal year 2010 to 2011, which was greater than the Bank’s 38 basis point decrease in yield, resulting in an increase in the Bank’s net interest rate spread of 7 basis points from 2.97 percent to 3.04 percent from 2010 to 2011. Then the Bank’s interest rate spread increased 1 basis point to 3.05 percent for the year ended June 30, 2012. The Bank’s net interest margin decreased from 3.12 percent in fiscal year 2010 to 3.11 percent in fiscal year 2011, representing a decrease of 1 basis point, and then decreased to 3.10 percent for the year ended June 30, 2012.

Yields and Costs (cont.)

The Bank’s ratio of interest-earning assets to interest-bearing liabilities decreased from 109.51 percent for the year ended June 30, 2010, to 105.27 percent for the year ended June 30, 2012.

INTEREST RATE SENSITIVITY

United Community has monitored its interest rate sensitivity position and focused on maintaining a minimal level of interest rate risk exposure by maintaining a higher share of adjustable-rate residential mortgage loans, short term construction loans and adjustable-rate home equity loans, commercial real estate and multi family loans to offset its modest share of fixed-rate residential mortgage loans. United Community recognizes the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and economic value of equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative to liabilities commonly referred to as an institution’s “gap.” The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in economic value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to minimize their gap position. This frequently results in a decline in the institution’s net interest margin and overall earnings performance. United Community has responded to the interest rate sensitivity issue by increasing its share of adjustable-rate loans and selling a portion of its new fixed-rate one- to four-family mortgage loans.

The Bank measures its interest rate risk through the use of its economic value of equity (“EVE”) of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheets contracts. The EVE for the Bank is calculated on a quarterly basis, showing the Bank’s EVE to asset ratio, the dollar change in EVE, and the change in the EVE

Interest Rate Sensitivity (cont.)

ratio for the Bank under rising and falling interest rates. Such changes in EVE ratio under changing rates are reflective of the Bank’s interest rate risk exposure.

There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

Exhibit 11 provides the Bank’s EVE levels and ratios as of June 30, 2012, based on the changes in the Bank’s EVE levels under rising and declining interest rates. The focus on this exposure table is a 200 basis point change in interest rates either up or down.

The Bank’s change in its EVE level at June 30, 2012, based on a rise in interest rates of 100 basis points was a 7.6 percent decrease, representing a dollar decrease in equity value of $4,660,000. In contrast, based on a decline in interest rates of 100 basis points, the Bank’s EVE level was estimated to increase 6.4 percent or $3,887,000 at June 30, 2012. The Bank’s exposure increases to a 20.5 percent decrease under a 200 basis point rise in rates, representing a dollar decrease in equity of $12,534,000. The Bank’s exposure, based on a 200 basis point decrease in interest rates, is a decrease of 4.6 percent or $2,800,000.

The Bank’s EVE ratio based on a 200 basis point rise in interest rates is 10.18 percent and indicates a 109 basis point decrease from its 12.08 percent based on no change in interest rates.

The Bank is aware of its minimal interest rate risk exposure under rapidly rising rates and falling rates. Due to United Community’s recognition of the need to control its interest rates exposure, the Bank has been a more active originator of adjustable-rate residential mortgage and home equity loans and adjustable-rate commercial real estate loans and plans to continue this

Interest Rate Sensitivity (cont.)

lending strategy but with continued activity in fixed-rate residential mortgage loans with a focus on selling a portion of these loans. The Bank will also continue to focus on maintaining its stronger EVE ratio, recognizing the planned second stage stock offering will strengthen the Bank’s EVE ratio, based on any change in interest rates.

LENDING ACTIVITIES

United Community has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, commercial real estate loans, including land loans, construction loans, home equity loans, multi-family loans, commercial loans and consumer loans. Exhibit 12 provides a summary of United Community’s loan portfolio, by loan type, at June 30, 2008 through 2012.

The primary loan type for United Community has been residential loans secured by one- to four-family dwellings, representing a moderate 48.4 percent of the Bank’s gross loans as of June 30, 2012. This share of loans has seen a minimal increase from 46.5 percent at June 30, 2008. The second largest real estate loan type as of June 30, 2012, was commercial real estate loans, which comprised a relatively strong 20.5 percent of gross loans compared to 23.1 percent as of June 30, 2008. The third key real estate loan type was multi-family loans, which represented 14.7 percent of gross loans as of June 30, 2012, compared to a larger 15.1 percent at June 30, 2008. The fourth key real estate loan type was land loans, which represented 1.2 percent of gross loans as of June 30, 2012, compared to a larger 2.1 percent at June 30, 2008. These four real estate loan categories represented a strong 84.8 percent of gross loans at June 30, 2012, compared to a similar 86.8 percent of gross loans at June 30, 2008.

Commercial business loans represent a smaller size loan category for United Community. Commercial business loans totaled $3.9 million and represented 1.3 percent of gross loans at June 30, 2012, compared to a larger $6.1 million or 2.1 percent of gross loans at June 30, 2008.

Lending Activities (cont.)

The Bank also had $3.2 million in agricultural loans at June 30, 2012, representing a minimal 1.1 percent of loans compared to zero at June 30, 2008.

The consumer loan category was the other loan category at June 30, 2012, and represented a moderate 12.4 percent of gross loans compared to 10.2 percent at June 30, 2008. Consumer loans were the fourth largest overall loan type at June 30, 2012, and were also the fourth largest loan category at June 30, 2008. The Bank’s consumer loans include automobile loans, savings account loans, home equity loans and secured and unsecured personal loans with home equity loans representing 87.8 percent of consumer loans at June 30, 2012. The overall mix of loans has witnessed modest changes from June 30, 2008, to June 30, 2012, with the Bank having increased its shares of one- to four-family loans, consumer loans and home equity loans to offset its decreases in multi-family loans, commercial real estate loans and commercial business loans.

The emphasis of United Community’s lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located primarily in Dearborn and Ripley Counties. At June 30, 2012, 59.7 percent of United Community’s gross loans consisted of loans secured by one- to four-family residential properties, including construction loans and home equity loans.

The Bank offers several types of adjustable-rate mortgage loans, (“ARMs”) with adjustment periods of one year, three years, five years and seven years. The interest rates on ARMs are generally indexed to the monthly average yield on the U.S. Treasury constant maturities index. ARMs have a maximum rate adjustment of normally 2.0 percent at each adjustment period but dependent on the loan type, and 5.0 percent to 6.0 percent for the life of the loan. Rate adjustments are computed by adding a stated margin to the index, the U.S. Treasury constant maturities index. The Bank retains all ARMs which it originates. The majority of ARMs have terms of 30 years, the maximum term offered, with some having terms of 15 and 20 years.

Lending Activities (cont.)

The Bank’s one- to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay. These mortgage loans contain “due on sale” clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

The Bank’s other key mortgage loan product is a fixed-rate mortgage loan with United Community’s policy to sell new residential fixed-rate mortgage loans with terms of 15 years, 20 years and 30 years in the secondary market and to retain fixed-rate residential mortgage loans with terms of 10 years or less. Fixed-rate mortgage loans have a maximum term of 30 years. The Bank’s fixed-rate mortgage loans conform to FHLMC underwriting standards.

The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at United Community, even though the Bank is permitted to make loans up to a 95.0 percent loan-to-value ratio. While the Bank does make loans up to 95.0 percent of loan-to-value, the Bank requires private mortgage insurance for the amount in excess of the 80.0 percent loan-to-value ratio for fixed-rate residential mortgage loans and for the amount in excess of the 85.0 percent loan-to-value ratio for adjustable-rate residential mortgage loans. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership. The Bank also requires an escrow account for insurance and taxes on loans with a loan-to-value ratio in excess of 80.0 percent.

United Community has also been an originator of adjustable-rate and fixed-rate commercial real estate loans and multi-family loans in the past and will continue to make multi-family and commercial real estate loans. The Bank had a total of $101.4 million in commercial real estate and multi-family loans combined at June 30, 2012, or 35.2 percent of gross loans, compared to a lesser $110.6 million or 38.2 percent of gross loans at June 30, 2008.

Lending Activities (cont.)

The major portion of commercial real estate and multi-family loans are secured by apartment buildings, churches, farm land, small retail establishments and office buildings and other owner-occupied properties used for business. Most of the multi-family and commercial real estate loans are fully amortizing with a term of up to 30 years for adjustable-rate loans with one-year, three-year, five-year and seven-year adjustment periods. These loans have a maximum rate adjustment of 2.0 percent per adjustment period and 6.0 percent for the life of the loan. The maximum loan-to-value ratio is normally 80.0 percent for these loans with improved land loans at a maximum loan-to-value ratio of 75.0 percent and unimproved land loans at a lesser 65.0 percent loan-to-value ratio.

The Bank also originates construction loans to individuals and to a lesser extent to builders for the construction of residential projects. The Bank had $1.2 million or 0.4 percent of gross loans in construction loans at June 30, 2012. Construction loans normally have a term of nine months for the construction period with an adjustable interest rate for the term of the loan and a loan-to-value ratio of no more than 95.0 percent for single-family construction loans, 80.0 percent for two-family construction loans and all other construction loans. The construction loan is written to convert to a permanent loan at the end of the construction period. The Bank will originate commercial construction loans for a loan-to-value ratio of up to 80.0 percent.

United Community is an originator of consumer loans, including home equity loans, with these loans totaling $35.6 million at June 30, 2012, and representing 12.4 percent of gross loans. Home equity lines of credit have adjustable rates tied to the prime rate as published in the Wall Street Journal. These loans have a maximum loan-to-value ratio of 90.0 percent of the real estate property and have terms of up to 15 years. Consumer loans also include automobile and recreational vehicle loans, share loans, and secured and unsecured personal loans.

Exhibit 13 provides a loan maturity schedule and breakdown and summary of United Community’s fixed- and adjustable-rate loans, indicating a majority of adjustable-rate loans. At June 30, 2012, 75.6 percent of the Bank’s loans due after June 30, 2012, were adjustable-rate and

Lending Activities (cont.)

24.4 percent were fixed-rate. At June 30, 2012, the Bank had a strong 49.6 percent of its loans due on or before June 30, 2013, or in one year or less, with 37.3 percent due by June 30, 2017, or in one to five years.

As indicated in Exhibit 14, United Community experienced a moderate increase in its total loan originations from fiscal year 2010 to 2012. Total loan originations in fiscal year 2010 were $62.2 million compared to a larger $71.4 million in fiscal year 2012, reflective of a higher level of one- to four-family loans originated, rising from $39.1 million to $51.5 million. The increase in one- to four family loan originations increasing from 2010 to 2012 of $12.4 million represented 134.8 percent of the $9.2 million aggregate increase in total loan originations from 2010 to 2012, with consumer loan originations increasing $5.5 million. Land loan originations decreased $3.7 million from 2010 to 2012, and multi-family loan originations decreased $5.2 million.

In the year ended June 30, 2012, total loan originations were $70.4 million, indicating an increase of $4.4 million from the $66.0 million in loan originations in the year ended June 30, 2011. One- to four-family loan originations indicated an increase in originations of $16.5 million, while consumer loans increased $7.5 million.

Overall, loan originations and purchases fell short of principal payments, loans sales, loan repayments and other deductions in 2011 and 2012 and then exceeded reductions in 2010. In fiscal 2010, loan originations and purchases exceeded reductions by $38.0 million in 2010, due to $43.9 million in loan purchases, and then fell short of reductions by $24.4 million in 2011, impacted by $19.5 million in loan sales. In fiscal 2012, loan originations and purchases fell short of reductions by $2.6 million, impacted by $15.4 million in loan sales.

NONPERFORMING ASSETS

United Community understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with rapid increases in their levels of nonperforming assets over the past few years and have been forced to recognize significant losses, setting aside major valuation allowances.

A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans. United Community has been faced with a higher level of nonperforming assets in 2012, which increased from 2008 to 2011 and then decreased from June 30, 2011, to June 30, 2012.

Exhibit 15 provides a summary of United Community’s delinquent loans at June 30, 2010, 2011 and 2012, indicating an overall decrease in delinquent loans from June 30, 2010, to June 30, 2012. The Bank had $494,000 in loans delinquent 60 to 89 days at June 30, 2012. Loans delinquent 30 to 59 days totaled $1,826,000 at June 30, 2012. These two categories represent 0.80 percent of gross loans, with most of them in one- to four-family real estate loans. At June 30, 2010, delinquent loans of 60 to 89 days totaled $4,450,000 or 1.41 percent of gross loans and loans delinquent 30 to 59 days totaled $2,459,000 or 0.78 percent of gross loans for a combined total of $6,909,000 and a combined share of 2.19 percent of gross loans, compared to a lower $2,320,000 and a lower 0.80 percent of gross loans at June 30, 2012.

It is normal procedure for United Community’s board to review loans delinquent 90 days or more on a monthly basis, to assess their collectibility and possibly commence foreclosure proceedings. When a loan is delinquent 15 days, the Bank sends a late charge notice to the borrower, accompanied by a phone call, and after 30 days delinquency, a second notice is sent.

Nonperforming Assets (cont.)

The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent and sends an additional notice 45 days of delinquency. When the loan becomes delinquent at least 90 days, the Bank will send a letter to the borrower declaring acceleration of payment and providing the borrower 30 days to make arrangement for payments. Under certain circumstances, the Bank may arrange for an alternative payment structure through a workout agreement. A decision as to whether and when to initiate foreclosure proceedings is based on such factors as the amount of the outstanding loan, the extent of the delinquency and the borrower’s ability and willingness to cooperate in curing the delinquency. The Bank generally initiates foreclosure when a loan has been delinquent 120 days and no workout agreement has been reached.

Exhibit 16 provides a summary of United Community’s nonperforming assets at June 30, 2008 through 2012. Nonperforming assets include loans 90 days or more past due, nonaccruing loans, troubled debt restructurings that have not performed and repossessed assets. The Bank carried higher levels of nonperforming assets at June 30, 2010, June 30, 2011, and at June 30, 2012. United Community’s level of nonperforming assets was $10,347,000 at June 30, 2008, and a higher $16,336,000 at June 30, 2012, which represented 2.70 percent of assets in 2008 and 3.30 percent in 2012. The Bank’s nonperforming assets included $7,452,000 in nonaccrual loans, no loans 90 days or more past due or nonaccrual restructured loans and $2,895,000 in real estate owned for a total of $10,347,000 in 2008, compared to $197,000 in real estate owned, no loans 90 days or more past due, $6,300,000 in nonaccrual loans and $9,839,000 in nonaccrual restructured loans at June 30, 2012, for a total of $16,336,000. The Bank had accruing restructured loans of $13.2 million at June 30, 2012, and none at June 30, 2008.

United Community levels of nonperforming assets were lower than its levels of classified assets. The Bank’s level of classified assets, excluding special mention assets, was 5.52 percent of assets at June 30, 2011, and 6.25 percent at June 30, 2012 (reference Exhibit 17). The Bank’s classified assets consisted of $30,998,000 in substandard assets, no assets classified as doubtful, and no assets classified as loss at June 30, 2012. The Bank had no assets classified as loss at

Nonperforming Assets (cont.)

June 30, 2011 and 2012 and no assets classified as doubtful at June 30, 2011 and 2012, with the balances of $28,455,000 and $30,998,000 classified as substandard, respectively.

Exhibit 18 shows United Community’s allowance for loan losses at June 30, 2008 through 2012, indicating the activity and the resultant balances. United Community has witnessed a moderate increase in its balance of allowance for loan losses from $4,619,000 at June 30, 2008, to $5,614,000 at June 30, 2012, in response to its increase in loans and rise in nonperforming loans. The Bank had provisions for loan losses of $4,718,000 in 2008, $2,447,000 in 2009, $4,847,000 in 2010, $4,140,000 in 2011 and $3,662,000 in 2012.

The Bank had total charge-offs of $2,783,000 in 2008, $2,871,000 in 2009, $1,087,000 in 2010, $6,873,000 in 2011 and $3,899,000 in 2012, with total recoveries of $13,000 in 2008, $18,000 in 2009, $46,000 in 2010, $49,000 in 2011 and $516,000 in 2012. The Bank’s ratio of allowance for loan losses to gross loans was 1.59 percent at June 30, 2008, and a much higher 1.95 percent at June 30, 2012, due to higher provisions. Allowance for loan losses to nonperforming loans was 62.00 percent at June 30, 2008, and a lower 34.64 percent at June 30, 2012.

INVESTMENTS

The investment and securities portfolio, excluding interest-bearing deposits, has been comprised of U.S. government and federal agency obligations, municipal bonds, equity securities, other investments and mortgage-backed securities. Exhibit 19 provides a summary of United Community’s investment portfolio at June 30, 2010, 2011, and 2012, excluding FHLB stock. The exhibit also includes the Bank’s mortgage-backed securities at June 30, 2010, 2011 and 2012. Investment securities totaled $146.5 million at June 30, 2012, based on fair value, compared to $120.0 million at June 30, 2010. The Bank had $57.2 million in mortgage-backed securities at June 30, 2010, and a larger $124.4 million at June 30, 2012, which are included in total investments.

The primary component of investment securities at June 30, 2012, was mortgage-backed securities, representing 84.9 percent of total investments, excluding FHLB stock, compared to a smaller 47.7 percent at June 30, 2010. The Bank also had cash and interest-bearing deposits totaling $29.1 million at June 30, 2012, and a larger $32.0 million at June 30, 2010. The Bank had $6,588,000 in FHLB stock at June 30, 2012. The weighted average yield on investment securities was 2.21 percent for the year ended June 30, 2012, with a 0.05 percent yield on other interest-earning deposits for the year ended June 30, 2012.

DEPOSIT ACTIVITIES

The mix of deposits by amount at June 30, 2010, 2011 and 2012, is provided in Exhibit 20. There has been a modest change in total deposits and in the deposit mix during this period. Total deposits have decreased from $430.2 million at June 30, 2010, to $427.0 million at June 30, 2012, representing a decrease of $3.2 million or 0.7 percent. Certificates of deposit have decreased from $217.9 million at June 30, 2010, to $191.3 million at June 30, 2012, representing a decrease of $26.6 million or 12.2 percent, while passbook savings, NOW and MMDA accounts have increased $23.3 million from $212.3 million at June 30, 2010, to $235.6 million at June 30, 2012 or 11.0 percent.

The Bank’s share of certificates of deposit witnessed a decrease, declining from 50.7 percent of deposits at June 30, 2010, to a lower 44.8 percent of deposits at June 30, 2012. The major component of certificates at June 30, 2012, had rates between 0.00 percent and 1.00 percent and represented 37.4 percent of certificates. At June 30, 2011, the major component of certificates was the 1.01 percent to 2.00 percent category with 44.6 percent share of certificates. The category witnessing the strongest growth in dollars from June 30, 2011, to June 30, 2012, was certificates with rates between 0.00 percent and 1.00 percent, which increased $29.9 million during this time period. The category witnessing the largest dollar decrease from June 30, 2011, to June 30, 2012, was certificates with rates between 1.01 percent and 2.00 percent, which declined $19.1 million.

Exhibit 21 also provides a breakdown of certificates by rate and maturity as of June 30, 2012. A strong 61.5 percent of the Bank’s certificates of deposit mature in one year or less. The second largest category of certificates based on maturity was certificates maturing in one to two years, which represented 19.8 percent of certificates. The largest category of certificates based on interest rate was certificates with rates from 0.00 percent to 1.00 percent, totaling $71.7 million, representing 37.4 percent of certificates.

Deposit Activity (cont.)

Exhibit 22 shows the Bank’s deposit activity for the three years ended June 30, 2010, 2011 and 2012. Including interest credited, United Community experienced net increases in deposits in fiscal years 2010 and 2012, and a net decrease in deposits in 2011. In fiscal year 2010, there was a net increase in deposits of $90.6 million, including $53.3 million in deposits assumed as part of the Bank’s multiple-branch acquisition, a net decrease of $17.1 million in 2011 and a net increase of $13.9 million in 2012.

BORROWINGS

United Community has made modest use of FHLB advances in the years ended June 30, 2010, 2011 and 2012. The Bank had total FHLB advances of $10.8 million at June 30, 2012, with a weighted cost of 1.88 percent and a balance of a lower $2.8 million at June 30, 2010, with a weighted cost of 3.20 percent.

SUBSIDIARIES

United Community had two active subsidiaries at June 30, 2012, UCB Real Estate Management Holding, LLC and United Community Bank Financial Services, Inc. UCB Real Estate Management Holding, LLC’s primary purpose is to hold real estate assets that are acquired by the Bank through, or in lieu of, foreclosure. United Community Bank Financial Services’ primary purpose is to receive commissions from the sale of nondeposit investments and insurance products.

OFFICE PROPERTIES

United Community had nine offices at June 30, 2012, with its home office and three additional branches in Lawrenceburg, a branch in Aurora, a branch in St. Leon, a branch in Milan, a branch in Osgood and a branch in Versailles (reference Exhibit 24). United Community owns its home office and seven branches and leases one branch. At June 30, 2012, the Bank’s net investment in its office premises, excluding real property acquired for future branches, totaled $6.3 million or 1.26 percent of assets, and the Bank’s total investment in fixed assets, based on depreciated cost was a larger $7.1 million or 1.54 percent of assets.

MANAGEMENT

The president and chief executive officer of United Community is William F. Ritzmann, who is also a director (reference Exhibit 25). Mr. Ritzmann has served as chief executive officer since the merger of Perpetual Federal and Progressive Federal in 1999. He served as director, president and managing officer of Progressive Federal for 23 years prior to the merger. Mr. Elmer G. McLaughlin is executive vice president, chief operating officer and director of United Community, positions he has held since the merger of Perpetual Federal and Progressive Federal. Prior to the merger, Mr. McLaughlin served as president of Perpetual Federal for nine years and then as executive vice president, head of operations and senior loan officer from 1978 until 1990. Vicki A. March is chief financial officer, treasurer, and senior vice president, positions she has held since 1999. Prior to that, Ms. March was treasurer for 19 years. James W. Kittle is senior vice president of lending and has held this position since 1980. W. Michael McLaughlin is senior vice president of operations, a position he has held since 1983. Mr. Michael McLaughlin is the brother of Elmer G. McLaughlin.

II.	DESCRIPTION OF PRIMARY MARKET AREA

United Community Bank’s market area for retail deposit growth encompasses all of Dearborn and Ripley Counties, Indiana (“market area”) where the Bank’s eight offices are located.

Exhibit 26 provides a summary of key demographic data and trends for Dearborn and Ripley Counties, Indiana and the United States. From 2000 to 2010, population increased in the market area as well as in Indiana and the United States. The population increased by 8.5 percent in Dearborn County, by 8.7 percent in Ripley County, by 6.6 percent in Indiana and by 9.7 percent in the United States. Population projections indicate that population will continue to increase in the market area from 2010 through the year 2016. Dearborn and Ripley Counties’ populations are projected to increase by 2.2 percent and 1.1 percent, respectively, with the populations of Indiana and the United States projected to increase by 2.7 percent and 4.1 percent, respectively.

The market area counties of Dearborn and Ripley Counties witnessed increases in households from 2000 to 2010 of 11.4 percent and 9.6 percent, respectively. Indiana indicated an increase in households of 7.1 percent, lower than the United States’ increase of 10.7 percent. From 2010 through the year 2016, households are projected to continue to increase by 2.8 percent and 1.4 percent, respectively, in Dearborn and Ripley Counties, while the number of households is expected to increase by 2.8 percent in Indiana and by 4.3 percent in the United States.

In 2000, per capita income was $20,998 in Dearborn County, $17,559 in Ripley County, $20,010 in Indiana and $21,587 in the United States. From 2000 to 2010, per capita income increased by 20.6 percent to $25,333 in Dearborn County, by 20.3 percent to $21,123 in Ripley County, by 14.0 percent to $22,806 in Indiana and by 20.7 percent to $26,059 in the United States.

Description of Primary Market Area (cont.)

The 2000 median household income of $47,692 in Dearborn County and $41,426 in Ripley County were higher than the median household income of $40,566 in Indiana and $41,343 in the United States. From 2000 to 2010, median household income in the market area counties increased 20.6 percent to $55,994 in Dearborn County and 14.9 percent to $47,587 in Ripley County. Indiana’s median household income grew 10.0 percent to $44,613, and the United States’ median household income increase was 21.1 percent to $50,046 from 2000 to 2010. From 2010 to 2016, median household income is projected to increase by 4.5 percent in Dearborn County, by 9.0 percent in Ripley County, by 20.1 percent in Indiana and 13.0 percent in the United States. Based on those rates of increase, by 2016, median household income is expected to be $58,487 in Dearborn County, $51,869 in Ripley County, $53,574 in Indiana, and $57,536 in the United States.

Exhibit 27 provides a summary of key housing data for the two retail market area counties, Indiana and the United States. In 2000, Dearborn County had a rate of owner-occupancy of 78.6 percent, higher than Ripley County, Indiana and the United States at 76.8 percent, 71.4 percent and 66.2 percent, respectively. As a result, Dearborn County supported a lower rate of renter-occupied housing of 21.4 percent, compared to 23.2 percent in Ripley County, 28.6 percent in Indiana and 33.8 percent in the United States. In 2010, owner-occupied housing decreased in all the areas to 78.5 percent, 76.0 percent, 69.9 percent and 65.1 percent in Dearborn County, Ripley County, Indiana and the United States, respectively. Conversely, the renter-occupied rates increased in all areas to levels of 21.5 percent, 24.0 percent, 30.1 percent and 34.9 percent in Dearborn and Ripley Counties, Indiana and the United States, respectively.

Dearborn County’s 2000 median housing value was $120,600, higher than Ripley County’s median housing value of $94,900, Indiana’s median housing value of $94,300 and the United States’ median housing value of $119,600. In 2010, the median housing values had increased in the market area counties, Indiana and the United States. Dearborn County had a

Description of Primary Market Area (cont.)

median housing value of $163,900, still higher than Ripley County at $142,600 and Indiana at $123,300 but lower than the median housing value of the United States at $179,900.

The 2000 median rent of Dearborn County was $504, which was higher than Ripley County’s $478 median rent but below the median rent of Indiana at $521 and that of the United States at $602. The 2010 median rent levels were $652, $675, $683 and $855 in Dearborn and Ripley Counties, Indiana and the United States, respectively.

In 2000, the services industry, manufacturing industry and wholesale/retail trade industry provided the first, second and third highest levels of employment, respectively, for Dearborn County and Indiana, but in the United States, the services industry, wholesale/retail trade and manufacturing industries provided the first, second and third highest levels of employment. In Ripley County, the manufacturing industry was the largest employer, followed closely by the services industry and the wholesale/retail trade industry. The services industry accounted for 39.4 percent, 32.3 percent, 46.6 percent and 46.7 percent in Dearborn County, Ripley County, Indiana and the United States, respectively. The manufacturing industry provided for 20.8 percent, 32.8 percent, 22.9 percent and 14.1 percent in the same respective areas. The wholesale/retail trade group provided 14.5 percent, 12.9 percent, 15.2 percent and 15.3 percent of employment in Dearborn and Ripley Counties, Indiana and the United States, respectively.

In 2010, the numbers of persons employed in various industries ranked first, second and third were the services industry, the manufacturing industry and the wholesale/retail industry, respectively, in Dearborn and Ripley Counties and Indiana, with the United States having higher numbers employed in the services sector, wholesale/retail industry and then the manufacturing industry.

Description of Primary Market Area (cont.)

Some of the largest employers in the area are listed below. Established in 1996, the Hollywood Casino is the market area’s largest employer.

Employer	Business
Hollywood Casino	Casino/Entertainment
Dearborn County Hospital	Medical facility
Aurora Casket Company	Caskets, metal stamping
Batesville Casket Co.	Caskets, metal stamping
Anchor Glass	Glass containers and bottles
Joseph E. Seagrams & Sons, Inc.	Distillers
(Lawrenceburg Distillers)
Perfect North Slopes	Entertainment (skiing)
Kroger Company	Retail grocery
Dave O’Mara Contractors	Contractor
Lawrenceburg Community Schools	Education
Dearborn County	Government
Ripley County	Government
Hill-Com Co.	Hospital Equipment/Supplies
Margaret Mary Community Hosp.	Medical facility

The unemployment rate is another key economic indicator. Exhibit 29 shows the unemployment rates in Dearborn County, Ripley County, Indiana and the United States in 2008 through June of 2012. In 2008, Dearborn County’s rate of unemployment was 5.8 percent, and Ripley County’s rate was 5.9 percent. The unemployment rate in Indiana was 5.8 percent, as well as that of the United States. In 2009, Dearborn County’s rate of unemployment increased to 9.9 percent compared to an increase to 10.9 percent in Ripley County and increases to 10.4 percent in Indiana and 9.3 percent in the United States. Through 2010, Dearborn County had an increase in its unemployment rate to 10.5 percent, while Ripley County’s unemployment rate remained at 10.9 percent, but the unemployment rate in Indiana decreased to 10.2 percent. The United States’ unemployment rate increased to 9.6 percent in 2010. In 2011, unemployment rates decreased in all areas to 8.9 percent, 9.6 percent, 9.0 percent and 8.9 percent in Dearborn and Ripley Counties, Indiana and th United States, respectively. Through June of 2012, unemployment rates continued to decrease to 7.8 percent, 8.6 percent, 8.3 percent and 8.4 percent in Dearborn and Ripley Counties, Indiana and the United States, respectively.

Description of Primary Market Area (cont.)

Exhibit 30 provides deposit data for banks and thrifts in Dearborn and Ripley Counties. United Community Bank’s deposit base in the market area counties was approximately $414.1 million or a 69.5 percent share of the $595.6 million total thrift deposits and a moderate 26.0 percent share of the total deposits, which were approximately $1.6 billion as of June 30, 2011, the most recent date for which FDIC deposit data is available. It is evident from the size of the thrift deposits and bank deposits that the market area has a moderately strong deposit base, with United Community Bank having a strong level of market penetration for thrift deposits and a moderate market penetration for total deposits.

Exhibit 31 provides interest rate data for each quarter for the years 2008 through the first half of 2012. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 2008. Rates have indicated minimal change in 2009, 2010 and 2011 and year-to-date 2012.

SUMMARY

To summarize, the market area represents an area with growing population and household trends between 2000 and 2010. Such a pattern is projected to continue from 2010 through 2016, at a much slower pace. The market area displayed a lower per capita income but higher median household income than Indiana. In both 2000 and 2010, the median rent level of the market area was lower than both Indiana’s and the United States’ median rent. In 2000, Dearborn County’s median housing value was higher than both Indiana’s and the United States’, and in 2010, the Dearborn County median housing value was again higher than Indiana’s median housing value but lower than that of the United States. Ripley County’s median housing values in 2000 and in 2010 were higher than that of Indiana but lower than that of the United States. The market area counties have had similar unemployment rates which have been similar to Indiana’s until 2010, when both counties had higher unemployment rates than both Indiana and the United

Summary (cont.)

States. Finally, the market area is a competitive financial institution market dominated by banks with a total deposit base for banks and thrifts in the market area that is approximately $1.6 billion in deposits.

III.	COMPARABLE GROUP SELECTION

Introduction

Integral to the valuation of the Corporation is the selection of an appropriate group of publicly traded thrift institutions, hereinafter referred to as the “comparable group”. This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation’s pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly traded, FDIC-insured thrifts in the United States and all publicly traded, FDIC-insured thrifts in the Midwest region and in Indiana.

Exhibits 32 and 33 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 191 publicly traded, FDIC-insured thrifts in the United States (“all thrifts”), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 32 and 33 also subclassify all thrifts by region, including the 54 publicly traded Midwest thrifts (“Midwest thrifts”) and the 17 publicly traded thrifts in Indiana (“Indiana thrifts”), and by trading exchange. Exhibit 34 presents prices, pricing ratios and price trends for all publicly traded FDIC-insured thrifts.

The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of United Community as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution’s operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of United Community’s basic operation.

Introduction (cont.)

Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

GENERAL PARAMETERS

Merger/Acquisition

The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

Institution	State
Fidelity Bancorp, Inc.	Pennsylvania

There are no pending merger/acquisition transactions involving thrift institutions in United Community’s city, county or market area as indicated in Exhibit 35.

Mutual Holding Companies

The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range fromminimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly

Mutual Holding Companies (cont.)

traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 49 publicly traded mutual holding companies as well between those 49 entities and the larger universe of conventional, publicly traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned. Exhibit 36 presents pricing ratios and Exhibit 37 presents key financial data and ratios for the 49 publicly traded, FDIC-insured mutual holding companies in the United States.

Trading Exchange

It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 240 publicly traded, FDIC-insured savings institutions, including the 49 mutual holding companies, 15 are traded on the New York Stock Exchange, 18 are traded on the American Stock Exchange, 120 are traded on NASDAQ. There were an additional 62 are traded over the counter and 25 institutions listed in the Pink Sheets, but they were not considered for the comparable group selection.

IPO Date

Another general parameter for the selection of the comparable group is the initial public offering (“IPO”) date, which must be at least four quarterly periods prior to June 30, 2012, in order to insure at least four consecutive quarters of reported data as a publicly traded institution. The resulting parameter is a required IPO date prior to March 31, 2011.

Geographic Location

The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to United Community.

The geographic location parameter consists of Indiana and its surrounding states of Ohio, Kentucky, Illinois and Michigan, as well as the states of Arkansas, Iowa, Kansas, Kentucky, Louisiana, Minnesota, Missouri, North Dakota, Nebraska, New York, Oklahoma, Pennsylvania, South Dakota, Tennessee, Texas Wisconsin and West Virginia for a total of twenty one states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

Asset size was another key parameter used in the selection of the comparable group. The total asset size range for any potential comparable group institution was less than $1.5 billion and greater than $200.0 million due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to United Community, with assets of approximately $496 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

SUMMARY

Exhibits 38 and 39 show the 66 institutions considered as comparable group candidates after applying the general parameters, with the outlined institutions being those ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section.

BALANCE SHEET PARAMETERS

Introduction

The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 38. The balance sheet ratios consist of the following:

1.	Cash and investments to assets

2.	Mortgage-backed securities to assets

Introduction (cont.)

3.	One- to four-family loans to assets

4.	Total net loans to assets

5.	Total net loans and mortgage-backed securities to assets

6.	Borrowed funds to assets

7.	Equity to assets

The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from United Community with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from United Community. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution’s equity and borrowed funds ratios, which are separate parameters.

Cash and Investments to Assets

The Bank’s ratio of cash and investments to asset, excluding mortgage-backed securities, was 10.3 percent at June 30, 2012, and reflects United Community’s lower share of investments compared to the national and regional averages of 16.0 percent and 16.7 percent, respectively. The Bank’s investments have consisted primarily of U.S. government and federal agency securities, supplemented by municipal securities and equity securities. For its four most recent fiscal years ended June 30, 2012, United Community’s average ratio of cash and investments to assets was a larger 15.3 percent, ranging from a high of 19.3 percent in 2010 to a low of 10.3 percent in 2012. It should be noted that, for the purposes of comparable group selection, United Community’s $6.6 million balance of Federal Home Loan Bank stock at June 30, 2012, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

Cash and Investments (cont.)

The parameter range for cash and investments is has been defined as 35.0 percent or less of assets, with a midpoint of 17.5 percent, similar to the Bank’s current and average ratios.

Mortgage-Backed Securities to Assets

At June 30, 2012, United Community’s ratio of mortgage-backed securities to assets was 25.1 percent, moderately higher than the national average of 10.7 percent and significantly higher than the regional average of 8.6 percent for publicly traded thrifts. The Bank’s three most recent fiscal year average is a moderately lower 15.6 percent, still higher than industry averages, with a generally increasing trend.

Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 30.0 percent or less of assets and a midpoint of 15.0 percent.

One- to Four-Family Loans to Assets

United Community’s lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, excluding construction loans, represented 34.7 percent of the Bank’s assets at June 30, 2012, which is lower than the national average of 40.3 percent. The parameter for this characteristic is 60.0 percent of assets or less in one- to four-family loans with a midpoint of 30.0 percent.

Total Net Loans to Assets

At June 30, 2012, United Community had a 57.2 percent ratio of total net loans to assets and a higher three fiscal year average of 60.2 percent, both being lower than the national average of 66.8 percent and the regional average of 66.4 percent for publicly traded thrifts. The Bank’s ratio of total net loans to assets declined from 67.8 percent of total assets in fiscal year 2009 to 62.9 percent in 2010, to 60.6 percent in fiscal year 2011 to 57.2 percent in fiscal year 2012.

The parameter for the selection of the comparable group is from 40.0 percent to 80.0 percent with a midpoint of 60.0 percent. The lower end of the parameter range relates to the fact that, as the referenced national and regional averages indicate, many institutions hold greater volumes of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to United Community.

Total Net Loans and Mortgage-Backed Securities to Assets

As discussed previously, United Community’s shares of mortgage-backed securities to assets and total net loans to assets were 25.1 percent and 57.2 percent, respectively, for a combined share of 82.3 percent. Recognizing the industry and regional ratios of 10.7 percent and 8.6 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 55.0 percent to 95.0 percent, with a midpoint of 75.0 percent.

Borrowed Funds to Assets

United Community had borrowed funds of $10.8 million or 2.18 percent of assets at June 30, 2012. The use of borrowed funds by some institutions indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for

Borrowed Funds to Assets (cont.)

borrowed funds has decreased in 2011 and 2012. The ratio of borrowed funds to assets, however, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.

The parameter range of borrowed funds to assets is 20.0 percent or less with a midpoint of 10.0 percent, slightly lower than the respective national and regional averages of 10.3 percent and 10.1 percent.

Equity to Assets

United Community’s equity to assets ratio was 11.1 percent at June 30, 2012, 11.5 percent at June 30, 2011, 11.3 percent at June 30, 2010, 13.7 percent at June 30, 2009, and 14.2 percent at June 30, 2008, averaging 12.4 percent for the five fiscal years ended June 30, 2012. The Bank’s retained earnings increased in three of the past five fiscal years, for a total 5.3 percent decrease from June 30, 2008, to June 30, 2012. After conversion, based on the midpoint value of $47.0 million and a public offering of $27.9 million, with 60.0 percent of the net proceeds of the public offering going to the Bank, its equity is projected to increase within the range of 13 percent to 15 percent of assets, with the Corporation in the range of 15 percent to 16 percent of assets.

Based on those equity ratios, we have defined the equity ratio parameter to be 6.0 percent to 18.0 percent with a midpoint ratio of 12.0 percent.

PERFORMANCE PARAMETERS

Introduction

Exhibit 39 presents five parameters identified as key indicators of United Community’s earnings performance and the basis for such performance both historically and during the four quarters ended June 30, 2012. The primary performance indicator is the Bank’s core return on average assets (ROAA). The second performance indicator is the Bank’s core return on average equity (ROAE). To measure the Bank’s ability to generate net interest income, we have used net interest margin. The supplemental source of income for United Community is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Bank’s ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

The key performance parameter is core ROAA. For the year ended June 30, 2012, United Community’s core ROAA was 0.25 percent based on core earnings after taxes of $1,211,000, as detailed in Item I of this Report. The Bank’s net ROAA in its most recent five fiscal years of 2008 to 2012, was (0.38) percent, 0.18 percent, (0.10) percent, 0.24 percent and 0.41 percent, respectively, with a five fiscal year average ROAA of 0.13 percent.

Considering the historical and current earnings performance of United Community, the range for the ROAA parameter based on core income has been defined as 1.00 percent or less with a midpoint of 0.50 percent.

Return on Average Equity

The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank’s position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

United Community’s core ROAE for the year ended June 30, 2012, was 2.22 percent based on core income. In its most recent five fiscal years, the Bank’s average net ROAE was 0.55 percent from a low of (2.48) percent in 2008 to a high of 2.48 percent in 2012.

The parameter range for ROAE for the comparable group, based on core income, is 10.0 percent or less with a midpoint of 5.0 percent.

Net Interest Margin

United Community had a net interest margin of 2.96 percent for the year ended June 30, 2012, representing net interest income as a percentage of average interest-earning assets. The Bank’s net interest margin levels in its five fiscal years of 2008 through 2012 were 2.85 percent, 3.25 percent, 3.12 percent, 3.11 percent and 2.96 percent, respectively, averaging 3.05 percent.

The parameter range for the selection of the comparable group is from a low of 2.25 percent to a high of 4.25 percent with a midpoint of 3.25 percent.

Operating Expenses to Assets

For the year ended June 30, 2012, United Community had a 2.57 percent ratio of operating expense to average assets. In its five most recent fiscal years of 2008 to 2012, the Bank’s expense ratio averaged 2.70 percent, from a low of 2.56 percent in fiscal year 2011 to a high of 2.92 percent in fiscal year 2009.

The operating expense to assets parameter for the selection of the comparable group is from a low of 2.00 percent to a high of 3.25 percent with a midpoint of 2.63 percent.

Noninterest Income to Assets

Compared to publicly traded thrifts, United Community has experienced a higher than average level of noninterest income as a source of additional income. The Bank’s ratio of noninterest income to average assets was 1.03 percent for the year ended June 30, 2012. For its most recent five fiscal years ended June 30, 2008, through 2012, United Community’s ratio of noninterest income to average assets was 0.58 percent, 0.71 percent, 0.80 percent, 0.84 percent and 1.03 percent, respectively, for an average of 0.79 percent.

The range for this parameter for the selection of the comparable group is 1.50 percent of average assets or less, with a midpoint of 0.75 percent.

ASSET QUALITY PARAMETERS

Introduction

The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 39. The purpose of these parameters is to insure

Introduction (cont.)

that any thrift institution in the comparable group has an asset quality position similar to that of United Community. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

Nonperforming Assets to Total Assets

United Community’s ratio of nonperforming assets to assets was 3.31 percent at June 30, 2012, which was lower than the national average of 5.06 percent for publicly traded thrifts and higher than the average of 8.16 percent for Midwest thrifts. The Bank’s ratio of nonperforming assets to total assets averaged 3.19 for its most recent five fiscal years ended June 30, 2011, from a high of 4.39 percent in fiscal year 2011 to a low of 1.97 percent in fiscal year 2009.

The comparable group parameter for nonperforming assets is 5.00 percent or less of total assets, with a midpoint of 2.50 percent.

Repossessed Assets to Assets

United Community had repossessed assets of $197,000 at June 30, 2012, representing a ratio to total assets of 0.04 percent, following ratios of repossessed assets to total assets of 0.06 percent and 0.03 percent at June 30, 2010, and June 30, 2011, respectively. National and regional averages were 0.90 percent and 1.18 percent, respectively, for publicly traded thrift institutions at June 30, 2012.

The range for the repossessed assets to total assets parameter is 1.50 percent of assets or less with a midpoint of 0.75 percent.

Loans Loss Reserves to Assets

United Community had an allowance for loan losses of $5,614,000, representing a loan loss allowance to total assets ratio of 1.13 percent at June 30, 2012, which was higher than its 1.07 percent ratio at June 30, 2011, and lower than its 1.15 percent ratio at June 30, 2010.

The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.20 percent of assets.

THE COMPARABLE GROUP

With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 40, 41 and 42. The comparable group institutions range in size from $367.6 million to $1.5 billion with an average asset size of $593.5 million and have an average of 11.4 offices per institution. Four of the comparable group institutions are in Indiana, two in Illinois, two in Ohio, and two in Pennsylvania, and all ten are traded on NASDAQ.

The comparable group institutions as a unit have a ratio of equity to assets of 11.9 percent, which is 2.8 percent higher than all publicly traded thrift institutions in the United States; and for the most recent four quarters indicated a core return on average assets of 0.52 percent, lower than all publicly traded thrifts at 0.54 percent and higher than the publicly traded Indiana thrifts at 0.26 percent.

IV.	ANALYSIS OF FINANCIAL PERFORMANCE

This section reviews and compares the financial performance of United Community to all publicly traded thrifts, to publicly traded thrifts in the Midwest region and to Indiana thrifts, as well as to the ten institutions constituting United Community’s comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 43 through 48.

As presented in Exhibits 43 and 44, at June 30, 2012, United Community’s total equity of 11.09 percent of assets was modestly lower than the comparable group at 11.89 percent and all thrifts at 11.57 percent but higher than Midwest thrifts at 10.70 percent and Indiana thrifts at 11.00 percent. The Bank had a 57.18 percent share of net loans in its asset mix, lower than the comparable group at 64.01 percent, all thrifts at 66.79 percent, Midwest thrifts at 66.39 percent and Indiana thrifts at 62.40 percent. United Community’s share of net loans, lower than industry averages, is primarily the result of its higher 25.13 percent share of mortgage-backed securities with a moderate 10.25 percent share of cash and investments. The comparable group had a higher 18.30 percent share of cash and investments and a lower 10.67 percent share of mortgage-backed securities. All thrifts had 10.73 percent of assets in mortgage-backed securities and 15.97 percent in cash and investments. United Community’s 86.10 percent share of deposits was significantly higher than the comparable group and higher than all thrifts, Midwest thrifts and Indiana thrifts, reflecting the Bank’s lower share of borrowed funds of 2.18 percent. As ratios to assets, the comparable group had deposits of 78.39 percent and borrowings of 8.24 percent. All thrifts averaged a 76.39 percent share of deposits and 10.26 percent of borrowed funds, while Midwest thrifts had a 77.72 percent share of deposits and a 10.07 percent share of borrowed funds. Indiana thrifts averaged a 78.42 percent share of deposits and a 9.28 percent share of borrowed funds. United Community had a $3,392,000 balance of goodwill and intangible assets, representing 0.70 percent of assets at June 30, 2012, compared to 0.87 percent for the comparable group, 0.54 percent for all thrifts, 0.38 percent for Midwest thrifts and 0.49 percent for Indiana thrifts.

Analysis of Financial Performance (cont.)

Operating performance indicators are summarized in Exhibits 45, 46 and 47 and provide a synopsis of key sources of income and key expense items for United Community in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

As shown in Exhibit 47, for the year ended June 30, 2012, United Community had a yield on average interest-earning assets lower than the comparable group, all thrifts, Midwest thrifts and Indiana thrifts. The Bank’s yield on interest-earning assets was 4.06 percent compared to the comparable group at 4.15 percent, all thrifts at 4.33 percent, Midwest thrifts at 4.26 percent and Indiana thrifts at 4.43 percent.

The Bank’s cost of funds for the year ended June 30, 2012, was lower than the comparable group, all thrifts, Midwest thrifts and Indiana thrifts. United Community had an average cost of interest-bearing liabilities of 1.01 percent compared to 1.12 percent for the comparable group, 1.50 percent for all thrifts, 1.44 percent for Midwest thrifts and 1.20 percent for Indiana thrifts. The Bank’s lower yield on interest-earning assets and lower interest cost resulted in a net interest spread of 3.05 percent, which was slightly higher than the comparable group at 3.03 percent, all thrifts at 2.82 percent and Midwest thrifts at 2.82 percent and lower than Indiana thrifts at 3.23 percent. United Community generated a net interest margin of 3.10 percent for the year ended June 30, 2012, based on its ratio of net interest income to average interest-earning assets, which was lower than the comparable group ratio of 3.40 percent. All thrifts averaged a lower 2.98 percent net interest margin for the trailing four quarters, with Midwest thrifts at 2.99 percent; and Indiana thrifts averaged a higher 3.39 percent.

United Community’s major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 46. The Bank benefitted from gains of $2.0 million on the sale of investments and loans during the year ended June 30, 2012, equal to 0.40 percent of average assets. The comparable group indicated a gain on sale of assets of a much lower 0.02 percent of average assets, with all thrifts at 0.05 percent, Midwest thrifts at 0.06 percent and Indiana thrifts at 0.05 percent.

Analysis of Financial Performance (cont.)

Including the gains indicated above, the Bank’s total noninterest income was $4,977,000 or 1.03 percent of average assets for the year ended June 30, 2012. Such a ratio of noninterest income to average assets was higher than the comparable group at 0.69 percent, and higher than all thrifts at 0.79 percent, Midwest thrifts at 0.87 percent and Indiana thrifts at 0.72 percent. For the year ended June 30, 2012, United Community’s operating expense ratio was 2.57 percent of average assets, modestly lower than the comparable group at 2.58 percent, lower than all thrifts at 2.99 percent, Midwest thrifts at 3.04 percent, and lower than Indiana thrifts at 2.82 percent.

The overall impact of United Community’s income and expense ratios is reflected in the Bank’s net income and return on assets. For the year ended June 30, 2012, the Bank had a net ROAA of 0.41 percent and a core ROAA of 0.25 percent. For its most recent four quarters, the comparable group had a higher net ROAA of 0.54 percent and a higher core ROAA of 0.52 percent. All publicly traded thrifts averaged a net ROAA of 0.43 percent and a higher 0.54 percent core ROAA, with Midwest thrifts at 0.06 percent net ROAA and 0.02 percent core ROAA. The twelve month net ROAA for the 17 Indiana thrifts was 0.31 percent, with a core ROAA of 0.26 percent.

V.	MARKET VALUE ADJUSTMENTS

This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of United Community with the comparable group. These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Bank, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, due to provisions for loan losses, the balance of current and historical nonperforming assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the amount and ratio of noninterest expenses. The earnings performance analysis was based on the Bank’s respective net and core earnings for the year ended June 30, 2012, with comparisons to the core earnings of the comparable group, all thrifts and other geographical subdivisions.

As discussed earlier, the Bank has historically focused on increasing its assets, loans and deposits, strengthening net income, controlling operating expenses, monitoring and reducing its balance of nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby maintaining its overall interest rate risk; and maintaining adequate allowances for loan losses to reduce the impact of any unforeseen charge-offs. Historically, the Bank has closely monitored its yields and costs, resulting in a net interest

Earnings Performance (cont.)

margin, which has been generally in line with and occasionally higher than industry averages since 2008, although the trend has experienced a decline in 2012 and its 3.10 percent net interest margin for the year ended June 30, 2012, was lower than the industry average of 2.82 percent but lower than the comparable group average of 3.40 percent. During its past five fiscal years, United Community’s ratio of interest expense to average assets has decreased slightly from 2.58 percent in fiscal year 2008 to 2.57 percent in fiscal year 2012, which was also below the industry average. The Bank’s ratio of 2.57 percent for the year ended June 30, 2012, was lower than the average of 2.99 percent for publicly traded thrifts, and slightly lower than the comparable group at 2.58 percent. Following the second stage offering, the Bank will continue to control its operating expenses, increase its net interest margin, maintain its noninterest income, strengthen its net income, strengthen its return on assets, reduce its balance of nonperforming and classified assets, and closely monitor its interest rate risk.

The Bank was an active originator of both mortgage and nonmortgage loans in fiscal years 2010, 2011 and 2012. Total loan originations in fiscal year 2010 were above originations for fiscal years 2011 and 2012, and net loan change in 2010 was a positive $38.0 million due to $43.9 in loan purchases, compared to a negative $24.4 million in 2011 and a negative $2.6 million in 2012. Gross loan originations were moderately higher in fiscal year 2012 compared to 2010, related to higher residential, nonresidential and consumer loan originations. Originations totaled $66.0 million in 2011, compared to $62.2 million in 2010, with an additional $43.9 million in loan purchases in 2010, resulting in net loan growth of $38.0 million in 2010. For the year ended June 30, 2012, the Bank’s loan originations were $71.4 million, modestly higher than in fiscal year 2011 and its loan repayments and loan sales were lower than in fiscal year 2011, resulting in a lower net loan decrease of $2.6 million, compared to a decrease of $24.4 million in fiscal year 2011. Loan sales were a strong $25.1 million in fiscal year 2010, decreasing to $19.1 million in fiscal year 2011, and then $15.4 million in fiscal 2012. United Community’s volume of loan originations was $62.2 million in fiscal year 2010, plus $43.9 million in loan purchases, $66.0 million in 2011 and $71.4 million in 2012. The predominant

Earnings Performance (cont.)

component of the Bank’s loan originations was real estate mortgage loans, with one- to four-family residential mortgage loans constituting the largest share of that component.

From June 30, 2008, to June 30, 2012, several categories of loans increased their balances. Home equity loans indicated the greatest dollar increase of $11.6 million or 59.3 percent, followed by one- to four-family loans, which increased by $4.6 million or 3.4 percent. Agricultural loans increased by $3.2 million from 2008 to 2012. Other individual changes were commercial business loans, which decreased $2.2 million or 36.4 percent and nonresidential loans decreasing $7.8 million or 11.8 percent. Overall, the Bank’s lending activities resulted in a minimal decrease in loans of $1.7 million or 0.6 percent and a net decrease in loans of $1.4 million or 0.5 percent from June 30, 2008, to June 30, 2012. A loan change of a $2.6 million decrease or 0.9 percent occurred during the year ended June 30, 2012.

For the year ended June 30, 2012, mortgage loans, including land loans and construction loans, represented 83.4 percent of loan originations, while commercial business loans and consumer loans represented 3.0 percent and 13.6 percent, respectively. In comparison, during fiscal year 2011, mortgage loans, commercial business loans and consumer loans represented 77.8 percent, 18.9 percent and 3.3 percent, respectively, of total loan originations indicating generally similar shares of originations in fiscal years 2011 and 2012.

The impact of United Community’s primary lending efforts has been to generate a yield on average interest-earning assets of 4.06 percent for the year ended June 30, 2012, compared to a higher 4.15 percent for the comparable group, 4.33 percent for all thrifts and 4.26 percent for Midwest thrifts. The Bank’s ratio of interest income to average assets was 3.76 percent for the year ended June 30, 2012, lower than the comparable group at 4.11 percent, all thrifts at 4.30 percent and Midwest thrifts at 4.22 percent, reflecting the Bank’s larger share of mortgage-backed securities.

Earnings Performance (cont.)

United Community’s 1.01 percent cost of interest-bearing liabilities for the year ended June 30, 2012, was lower than the comparable group at 1.12 percent, all thrifts at 1.50 percent, Midwest thrifts at 1.44 percent and Indiana thrifts at 1.20 percent. The Bank’s resulting net interest spread of 3.05 percent for the twelve months ended June 30, 2012, was higher than the comparable group at 3.03 percent, all thrifts at 2.82 percent and Midwest thrifts at 2.82 percent. The Bank’s net interest margin of 3.10 percent, based on average interest-earning assets for the twelve months ended June 30, 2012, was lower than the comparable group at 3.40 percent and Indiana thrifts at 3.39 percent but higher than all thrifts at 2.82 percent and Midwest thrifts at 2.82 percent.

The Bank’s ratio of noninterest income to average assets was 1.03 percent for the year ended June 30, 2012, which was modestly higher than the comparable group at 0.69 percent, and all thrifts at 0.79 percent.

The Bank’s operating expenses were lower than the comparable group, all thrifts and Midwest thrifts. For the year ended June 30, 2012, United Community had an operating expenses to assets ratio of 2.57 percent compared to 2.58 percent for the comparable group, 2.99 percent for all thrifts and 3.04 percent for Midwest thrifts. United Community had a lower 65.9 percent efficiency ratio for the year ended June 30, 2012, compared to the comparable group with an efficiency ratio of 68.4 percent. The efficiency ratio for all publicly traded thrifts was 65.9 percent for the twelve months ended June 30, 2012.

For the year ended June 30, 2012, United Community generated a higher ratio of noninterest income, a lower ratio of noninterest expenses and lower net interest margin relative to its comparable group. The Bank had a 0.76 percent provision for loan losses during the year ended June 30, 2012, compared to the comparable group at 0.54 percent of assets, all thrifts at 0.50 percent and Midwest thrifts at 0.59 percent. The Bank’s allowance for loan losses to total loans of 1.95 percent was higher than the comparable group and also higher than all

Earnings Performance (cont.)

thrifts. The Bank’s 34.2 percent ratio of reserves to nonperforming assets was lower than the comparable group at 41.8 percent and lower than all thrifts at 55.2 percent.

As a result of its operations, the Bank’s core income were modestly lower than the comparable group for the year ended June 30, 2012. Based on net earnings, the Bank had a return on average assets of 0.41 percent for the year ended June 30, 2012, and a return on average assets of (0.02) percent and 0.24 in fiscal years 2011 and 2010, respectively. The Bank’s core return on average assets was 0.25 percent for the year ended June 30, 2012, as detailed in Exhibit 7. For their most recent four quarters, the comparable group had a modestly higher net ROAA of 0.54 percent and a lower core ROAA of 0.50 percent, while all thrifts indicated a lower net ROAA and lower core ROAA of 0.41 percent and 0.53 percent, respectively. Midwest thrifts indicated a net ROAA of 0.06 percent and a core ROAA of 0.02 percent for the year ended June 30, 2012.

Following its second stage conversion, United Community’s earnings will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its noninterest income and overhead expenses and its asset quality and its future needs for provisions for loan losses. Earnings are projected to represent 0.55 percent. The Bank’s ratio of noninterest income to average assets has increased during its past three fiscal years. Overhead expenses indicated a slight decrease during those five fiscal years. The Bank’s net interest margin, lower than the comparable group, has been the result of its lower yield on assets, partially offset by a lower cost of funds.

In recognition of the foregoing earnings related factors, considering United Community’s historical and current performance measures, as well as Business Plan projections, a downward adjustment has been made to the Corporation’s pro forma market value for earnings performance.

MARKET AREA

United Community’s primary market area for retail deposits and loans consists of Dearborn and Ripley Counties, Indiana. As discussed in Section II, from 2000 to 2010, both counties experienced increases in population and households. The unemployment rate in Dearborn County, however, increased from 5.8 percent in 2008 to 7.8 percent in June of 2012, which was lower than Indiana’s unemployment rate in June of 2012 at 8.3 percent and slightly lower than that of the United States at 7.9 percent. Ripley County’s unemployment also increased from 5.9 percent in 2008 to 8.6 percent in June of 2012. Per capita income and median household income in the market area counties have historically been and remain slightly lower than national averages. From 2000 to 2010, the per capita income and median household income in Dearborn County increased by 20.6 percent and 17.4 percent, respectively, and the same items increased in Ripley County by 20.3 percent and 14.9 percent, respectively. Dearborn County’s median household income was higher than that of all other areas in both 2000 and 2010. The 2000 median housing value in Dearborn County was slightly higher than the national median housing value, while Ripley County’s median housing value was slightly higher than Indiana’s median housing value but lower than the national level. Dearborn County’s 2010 median housing value continued to be higher than both Ripley County’s and Indiana’s values, although it was lower than that of the United States.

The Bank’s market area is both suburban and rural, with the services sector representing the primary source of employment in 2010 in Dearborn County and Ripley County, followed by the manufacturing and wholesale/retail sectors in both counties. The level of financial competition in United Community’s market area is strong, with a total combined market deposit base for banks and thrifts of nearly $1.6 billion. United Community had the largest market share of thrift deposits in the two-county market area at 69.5 percent as of June 30, 2011, and a sizeable 26.0 percent share of total deposits.

In recognition of the foregoing factors, including deposit potential in a modestly growing deposit base, we believe that no adjustment is warranted for the Bank’s market area.

FINANCIAL CONDITION

The financial condition of United Community is discussed in Section I and shown in Exhibits 1, 2, 5, and 12 through 23, and is compared to the comparable group in Exhibits 42, 43 and 44. The Bank’s ratio of total equity to total assets was 11.09 percent at June 30, 2012, which was modestly lower than the comparable group at 11.89 percent and all thrifts at 11.57 percent and higher than Midwest thrifts at 10.70 percent and Indian thrifts at 11.00 percent. Based on the second stage offering completed at the midpoint of the valuation range, the Corporation’s pro forma equity to assets ratio will increase to 14.9 percent and the Bank’s pro forma equity to assets ratio will increase to 13.0 percent, based on the midpoint valuation.

The Bank’s mix of assets and liabilities indicates both similarities to and variations from its comparable group. United Community had a moderately lower 57.2 percent ratio of net loans to total assets at June 30, 2012, compared to the comparable group at 64.0 percent. All thrifts indicated a higher 66.8 percent, as did Midwest thrifts at 66.4 percent. The Bank’s 10.3 percent share of cash and investments was lower than the comparable group at 18.3 percent, while all thrifts were at 16.0 percent and Midwest thrifts were at 16.7 percent. United Community’s 25.1 percent ratio of mortgage-backed securities to total assets was significantly higher than the comparable group at 10.7 percent and considerably higher than all thrifts at 10.7 percent and Midwest thrifts at 8.6 percent.

The Bank’s 86.1 percent ratio of deposits to total assets was moderately higher than the comparable group at 78.4 percent, higher than all thrifts at 76.4 percent and higher than Midwest thrifts at 77.7 percent. United Community’s higher ratio of deposits was due to its lower share of borrowed funds of 2.2 percent, compared to the comparable group at 8.2 percent of total assets, with all thrifts at 10.3 percent and Midwest thrifts at 10.1 percent. In fiscal year 2012, total deposits increased by $13.9 million or 3.4 percent. During fiscal year 2011, United Community’s deposits decreased by $17.1 million or 4.0 percent.

United Community had modest balances of goodwill, intangible assets and repossessed real estate at June 30, 2012. The Bank had intangible assets of $870,000 or 0.18 percent of

Financial Condition (cont.)

assets, goodwill of $2,522,000 or 0.51 percent of assets and repossessed real estate of $197,000 or 0.04 percent of assets at June 30, 2012, compared to ratios of 0.87 percent and 0.52 percent of goodwill and intangible assets and real estate owned, respectively, for the comparable group. All thrifts had goodwill and intangible assets of 0.54 percent and real estate owned of 0.90 percent.

The financial condition of United Community is impacted by its recently higher than average balance of nonperforming assets of $16.3 million or 3.31 percent of total assets at June 30, 2012, compared to a lower 2.59 percent for the comparable group, 5.06 percent for all thrifts and 4.16 percent for Midwest thrifts. The Bank’s ratio of nonperforming assets to total assets was 2.70 percent at June 30, 2008, 1.97 percent at June 30, 2009, 3.58 percent at June 30, 2010, 4.39 percent at June 30, 2011, and 3.31 percent at June 30, 2012.

At June 30, 2012, United Community had $5,614,000 of allowances for loan losses, which represented 1.13 percent of assets and 1.95 percent of total loans. The comparable group indicated lower allowances , relative to assets and loans, equal to 0.93 percent of assets and 1.40 percent of total loans, while all thrifts had allowances relative to assets and loans that averaged a lower 1.09 percent of assets and a lower 1.63 percent of total loans. Also of major importance is an institution’s ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off. United Community’s $5,614,000 of allowances for loan losses, represented a lower 34.2 percent of nonperforming assets at June 30, 2012, compared to the comparable group’s 41.8 percent, with all thrifts at a higher 55.2 percent, Midwest thrifts at 42.8 percent and Indiana thrifts at a modestly higher 50.2 percent. United Community’s ratio of net charge-offs to average total loans was 1.19 percent for the year ended June 30, 2012, compared to a lower 0.73 percent for the comparable group, 0.98 percent for all thrifts and 1.13 percent for Midwest thrifts.

United Community has a minimal level of interest rate risk. The change in the Bank’s EVE at June 30, 2012, reflecting the most current information available, based on a rise in

Financial Condition (cont.)

interest rates of 100 basis points was a 7.6 percent decrease, representing a dollar decrease in equity value of $4,660,000. The Bank’s exposure increases to a 20.5 percent decrease in its EVE under a 200 basis point rise in rates, representing a dollar decrease in equity of $12,534,000. The Bank’s EVE ratio at June 30, 2012, assuming a 200 basis point rise in interest rates was 10.18 percent and indicated a 190 basis point decrease from its 12.08 percent based on no change in interest rates.

Compared to the comparable group, with particular attention to the Bank’s asset quality position, equity level, asset and liability mix and interest rate risk, we believe that, a downward adjustment is warranted for United Community’s current financial condition, due to the Bank’s currently lower asset quality position.

ASSET, LOAN AND DEPOSIT GROWTH

During its most recent five calendar years, United Community has been characterized by moderate rates of growth in assets, loans and deposits relative to its comparable group. The Bank’s average annual asset growth rate from June 30, 2008, to June 30, 2012, was 7.4 percent, impacted by the Bank’s purchase of three branches with $53.3 million in deposits. Excluding the branch transaction, the average annual growth in assets was 3.9 percent. This growth rate compares to a similar 5.2 percent for the comparable group, a lower 4.8 percent for all thrifts, and a lower 4.0 percent for Midwest thrifts. The Bank’s higher asset growth rate is reflective primarily of its higher than average rate of increase in deposits during that five year period. United Community’s loan portfolio indicates a minimal average annual decrease of 0.1 percent from June 30, 2008, to June 30, 2012, compared to average growth rates of 3.2 percent for the comparable group, 2.8 percent for all thrifts and 2.2 percent for Midwest thrifts.

United Community’s deposits indicate an average annual increase of 4.1 percent from 2008 to 2012, excluding the branch purchase transaction. Annual deposit growth was from a low

Financial Condition (cont.)

of 4.0 percent decrease in 2011 to a high of a 26.7 percent increase in 2010, impacted by the Bank’s purchase of three branches with $53.3 million in deposits, compared to average growth rates of 4.2 percent for the comparable group, 4.4 percent for all thrifts and 2.9 percent for Midwest thrifts. The Bank’s deposit base does include a higher than normal level of municipal deposits, which decreased from $121.6 million at June 30, 2010, to $103.1 million at June 30, 2012. Municipal deposits are considered to be volatile in most instances but for United Community have remained very stable from 2008 to 2012. During the year ended June 30, 2012, the Bank’s total deposits increased $13.9 million or 3.4 percent, with municipal deposits decreasing $18.5 million. It should be further noted that certificates of deposit, a primary component of deposits, decreased by $26.6 million or 12.2 percent from June 30, 2010, to June 30, 2012. The Bank had $10.8 million in borrowed funds or just 2.2 percent of assets at June 30, 2012, compared to the comparable group at 8.2 percent and had a smaller $1.8 million in borrowed funds at June 30, 2011. The Bank’s historically lower ratios of borrowed funds to assets were 0.6 percent, 0.4 percent and 2.2 percent at June 30, 2010, 2011 and 2012, respectively.

In spite of its strong deposit market share in Dearborn and Ripley Counties, considering the demographics, competition and deposit base trends in its market area, the Bank’s ability to increase its asset, loan and deposit bases in the future is primarily dependent on its being able to increase its market share by competitively pricing its loan and deposit products, maintaining a high quality of service to its customers and strengthening its loan origination and participation activity or continuing to expand into new markets. United Community’s primary market area experienced increases in population and households between 2000 and 2010 that exceeded those of Indiana, but fell short of national averages. The Bank’s primary market area also indicates 2010 per capita income below that of the United States. Median household income in Dearborn County exceeded that of both Indiana and the United States, with Ripley County’s median household income above the state level but slightly below the national average. In 2010, median

Asset, Loan and Deposit Growth (cont.)

housing values in Dearborn and Ripley Counties were higher than Indiana’s but lower than that of the United States, although median rents were lower than those in either Indiana or the United States.

Notwithstanding the proceeds of the planned second stage offering, the Bank’s primary focus of its operations in Dearborn and Ripley Counties could limit the Bank’s potential for continued rates of asset, loan and deposit growth. The total deposit base in Dearborn County grew by a minimal 0.3 percent from June 30, 2010, to June 30, 2012, and grew by 18.2 percent in Ripley County; and during that period, the number of financial institution offices in Dearborn County decreased by one and increased by one office in Ripley County. From June 30, 2010, to June 30, 2011, United Community’s deposit market share in Dearborn County decreased from 41.3 percent to 39.1 percent, and its market share in Ripley County decreased from 9.5 percent in 2010 to 8.4 percent in 2011.

Based on the foregoing factors, we have concluded that no adjustment to the Corporation’s pro forma value is warranted.

DIVIDEND PAYMENTS

The Corporation paid a dividend of $0.32 per share in 2011 and $0.24 per share in 2012, representing a dividend yield of 3.0 percent. The Bank plans to continue paying a dividend of $0.24 per share. The payment of cash dividends will depend upon such factors as earnings performance, financial condition, capital position, growth, asset quality and regulatory limitations. Eight of the ten institutions in the comparable group paid cash dividends during the year ended June 30, 2012, for an average dividend yield of 2.17 percent and an average payout ratio of 39.61 percent. During that twelve month period, the average dividend yield was 0.63 percent and the average payout ratio was 14.75 for the 17 Indiana thrifts; and the average dividend yield was 1.86 percent and the average payout ratio was 65.03 percent for all thrifts.

Dividend Payments (cont.)

In our opinion, no adjustment to the pro forma market value of the Corporation is warranted related to dividend payments, recognizing that the Corporation has supported a slightly higher dividend yield.

SUBSCRIPTION INTEREST

In 2009 and 2010, investors’ interest in new issues was weaker with only a few issues having received a favorable reaction from the marketplace. In 2011 and 2012, subscription levels have risen modestly but impacted by the economy, and certain thrift offerings have needed to be extended to the community and/or broker/dealer wholesale and retail syndication, having not generated sufficient depositor subscription response to attain the minimum threshold. Such subscription weakness has occurred more often in second stage conversions. The selective and conservative reaction of IPO investors appears generally to be related to a number of analytical, economic and market-related factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, housing market conditions, general market conditions, aftermarket price trends and the expectation of renewed merger/acquisition activity in the thrift industry.

United Community will direct its offering initially to depositors and residents in its market area. The board of directors and officers anticipate purchasing approximately $284,000 or 0.8 percent of the stock offered to the public based on the appraised midpoint valuation. The Bank will form an ESOP, which plans to purchase 6.4 percent of the total shares issued in the second stage offering.

The Bank has secured the services of Sandler O’Neill & Partners, L.P. to assist in the marketing and sale of the conversion stock, including a possible syndicated offering.

Subscription Interest (cont.)

Based on the size of the offering, recent banking conditions, current market conditions, historical local market interest, the terms of the offering and recent subscription levels for second stage offerings, we believe that a downward adjustment is warranted for the Bank’s anticipated subscription interest.

LIQUIDITY OF THE STOCK

The Corporation will offer its shares through a subscription and community offering and, if required, a subsequent syndicated offering with the assistance of Sandler O’Neill & Partners, L.P. The stock of the Corporation will continue to be traded on the Nasdaq National Market.

The Bank’s total public offering is considerably smaller in size than the average market value of the comparable group. The comparable group has an average market value of $50.9 million for the stock outstanding compared to a midpoint public offering of $27.9 million for the Corporation, less ESOP and the estimated 33,500 shares to be purchased by officers and directors. The Corporation’s public market capitalization will be approximately 54.8 percent of the size of the public market capitalization of the comparable group. Of the ten institutions in the comparable group, all trade on Nasdaq with those ten institutions indicating an average daily trading volume of 980 shares during the last four quarters.

The comparable group has an average of 3,576,107 shares outstanding compared to 5,875,000 shares outstanding for the Corporation.

Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, we have concluded that no adjustment to the Corporation’s pro forma market value is warranted relative to the liquidity of its stock.

MANAGEMENT

The president and chief executive officer of United Community is William F. Ritzmann, who is also a director. Mr. Ritzmann has served as chief executive officer since the merger of Perpetual Federal and Progressive Federal in 1999, serving as a director, president and managing officer of Progressive Federal for 23 years and prior to the merger. Elmer G. McLaughlin is executive vice president, chief operating officer and director of United Community, positions he has held since the merger of Perpetual Federal and Progressive Federal. Prior to the merger, Mr. McLaughlin served as president of Perpetual Federal for nine years and then as executive vice president, head of operations and senior loan officer prior from 1978 until 1990. Vicki A. March is chief financial officer, treasurer, and senior vice president of United Community, positions she has held since 1999. James W. Kittle is senior vice president and chief loan officer of the Bank, a position he has held since 1980. W. Michael McLaughlin is senior vice president in charge of operations, a position he has held since 1983. Mr. W. Michael McLaughlin is the brother of Elmer G. McLaughlin.

During its five most recent fiscal years, United Community has been able to maintain its loan base in its competitive market area, generating a net interest margin slightly below recent industry averages. Deposits indicated higher than average growth, strengthened in 2010 by the Bank’s purchase of three branches with $53.3 million in deposits. The Bank’s asset quality position has experienced volatility from June 30, 2008, to June 30, 2012, with nonperforming assets increasing from June 30, 2008, to June 30, 2011, and then experiencing a significant increase from June 30, 2010, to June 30, 2011, followed by a decrease from June 30, 2011, to June 30, 2012. United Community’s interest rate risk has been minimal, primarily as a result of its predominance of adjustable-rate loans. The Bank’s earnings and return on assets improved in 2009 and 2010, then decreased in 2011, due to higher provisions, and remained stable in 2012, while its net interest margin has been below industry averages, but management is confident that the Bank is well positioned for continued growth and enhanced profitability following its second stage offering.

Management (cont.)

Overall, we believe the Bank to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

The necessity to build a new issue discount into the stock price of a second stage offering continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry’s problems with delinquent loans, dependence on interest rate trends, volatility in the stock market and recent legislation related to the regulation of financial institutions and their ability to generate selected income.

We believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in this offering. In our opinion, recent market trends cause us to conclude that a small new issue discount is warranted in the case of this second stage offering. Consequently, at this time we have made a small downward adjustment to the Corporation’s pro forma market value related to a new issue discount.

VI.	VALUATION METHODS

Introduction

Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry. As earnings in the thrift industry improved in 2001 to 2007, more emphasis was placed on the price to earnings method, particularly considering increases in stock prices during those years. During the past few years, however, as provision for loan losses have increased significantly resulting in losses in the industry, the price to book value method has again become pertinent and meaningful in the objective of discerning commonality and comparability among institutions. In determining the pro forma market value of the Corporation, primary emphasis has been placed on the price to book value method, with additional analytical and correlative attention to the price to core earnings method.

In recognition of the volatility and variance in earnings, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a third valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the “midpoint value”.

In applying each of the valuation methods, consideration was given to the adjustments to the Bank’s pro forma market value discussed in Section V. Downward adjustments were made

Introduction (cont.)

for the Bank’s earnings performance, financial condition, marketing of the issue and subscription interest. No adjustments were made for the Bank’s liquidity of the stock, dividend payments, management, asset, loan and deposit growth, and market area.

PRICE TO BOOK VALUE METHOD

In the valuation of thrift institutions, the price to book value method focuses on an institution’s financial condition, and does not give as much consideration to the institution’s long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution’s financial condition rather than earnings performance. Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution’s performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.

Exhibit 50 shows the average and median price to book value ratios for the comparable group which were 76.68 percent and 72.73 percent, respectively. The full comparable group indicated a moderately wide range, from a low of 53.72 percent (Mutual First Financial, Inc.) to a high of 112.32 percent (First Capital, Inc.). The comparable group had higher average and median price to tangible book value ratios of 82.45 percent and 74.36 percent, respectively, with a range of 54.87 percent to 125.44 percent. Excluding the low and the high in the group, the comparable group’s price to book value range narrowed to a low of 60.05 percent and a high of 99.91 percent, and the comparable group’s price to tangible book value range also narrowed moderately from a low of 67.56 percent to a higher of 100.43 percent.

Price to Book Value Method (cont.)

Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a fully converted pro forma price to book value ratio of 60.94 percent and a price to tangible book value ratio of 63.75 percent at the midpoint. The price to book value ratio increases from 54.35 percent at the minimum to 73.21 percent at the super maximum, while the price to tangible book value ratio increases from 56.98 percent at the minimum to 76.26 percent at the super maximum.

The Corporation’s pro forma price to book value and price to tangible book value ratios of 60.94 percent and 63.75 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 49, are influenced by the Bank’s capitalization and asset quality position, local market and public ownership, as well as subscription interest in thrift stocks and overall market and economic conditions. The Corporation’s ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 14.89 percent compared to 11.92 percent for the comparable group. Based on the price to book value ratio and the Corporation’s total equity of $54,988,000 at June 30, 2012, the indicated pro forma market value of the Corporation using this approach is $47,000,000 at the midpoint (reference Exhibit 49).

PRICE TO EARNINGS METHOD

The basis of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibit 3, United Community’s after tax net earnings for the year ended June 30, 2012, were $1,989,000, and the Corporation’s after tax core earnings for that period were a lower $1,211,000 as indicated in Exhibit 7, which is the earnings base recognized in the price to earnings method.

In determining the price to core earnings multiple, we reviewed the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly traded

Price to Earnings Method (cont.)

thrifts. The average price to core earnings multiple for the comparable group was 18.11, while the median was 15.08. The average price to net earnings multiple was a higher 18.56 and the median multiple was 16.95. The comparable group’s price to core earnings multiple was higher than the 12.12 average multiple for all publicly traded, FDIC-insured thrifts and higher than their median of 12.83. The range in the price to core earnings multiple for the comparable group was from a low of 13.03 (Mutual First Financial, Inc.) to a high of 31.57 (First Clover Leaf Financial Corp.). The range in the price to core earnings multiple for the comparable group, excluding the high and low values, was from a low multiple of 13.42 to a high of 27.58 times earnings for eight of the ten institutions in the group, indicating a considerable narrowing at the upper end of the range and a modest narrowing at the lower end of the range.

Consideration was given to the adjustments to the Corporation’s pro forma market value discussed in Section V. In recognition of those adjustments, we have determined a price to core earnings multiple of 34.24 at the midpoint. Based on United Community’s core earnings of $1,211,000 for year ended June 30, 2012, (reference Exhibit 50), the pro forma market value of the Corporation using the price to earnings method is $47,000,000 at the midpoint.

PRICE TO ASSETS METHOD

The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution’s equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion.

Price to Assets Method (cont.)

Exhibit 49 indicates that the average price to assets ratio for the comparable group was 9.13 percent and the median was 9.43 percent. The range in the price to assets ratios for the comparable group varied from a low of 4.98 percent (Mutual First Financial Inc.) to a high of 12.75 percent (First Capital Inc.). The range narrows moderately with the elimination of the two extremes in the group to a low of 5.80 percent and a high of 12.46 percent.

Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 9.13 percent at the midpoint, which ranges from a low of 7.77 percent at the minimum to 11.82 percent at the super maximum. Based on the Bank’s June 30, 2012, asset base of $495,903,000, the indicated pro forma market value of the Corporation using the price to assets method is $47,000,000 at the midpoint (reference Exhibit 49).

VALUATION CONCLUSION

Exhibit 55 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the fully converted valuation approaches. At the midpoint value, the price to book value ratio of 60.84 percent for the Corporation represents a discount of 20.65 percent relative to the comparable group and decreases to a discount of 4.68 percent at the super maximum. The price to core earnings multiple of 34.18 at the midpoint represents a premium of 88.74 percent relative to the comparable group, increasing to a premium of 140.92 percent at the super maximum. The price to assets ratio of 9.07 percent at the midpoint represents a discount of 0.68 percent, increasing to a premium of 29.40 percent at the super maximum.

It is our opinion that as of August 10, 2012, the pro forma market value of the Corporation is $47,000,000 at the midpoint, representing 5,875,000 shares at $8.00 per share. The pro forma valuation range of the Corporation is from a minimum of $39,950,000 or

Valuation Conclusion (cont.)

4,993,750 shares at $8.00 per share to a maximum of $54,050,000 or 6,756,250 shares at $8.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The maximum, as adjusted, defined as 15 percent above the maximum of the range, is $62,157,500 or 7,769,688 shares at $8.00 per share.

Our valuation assumptions, process and conclusions recognize that minority public shareholders collectively own 40.6 percent of the Bank’s outstanding shares, and that the current offering contemplates the sale of the 59.4 percent of the outstanding shares currently owned by United Community MHC. At the conclusion of the stock offering, the Corporation will own all the common stock of United Community Bank in conjunction with the completion of the second stage offering. As indicated in Exhibit 49, in the second stage conversion, each minority share will be exchanged for 0.7500 shares of the Corporation at the midpoint of the offering range, with that exchange ratio being 0.6375 shares, 0.8625 shares and 0.9919 shares at the minimum, maximum and adjusted maximum of the offering range, respectively.

The appraised value of United Community Bancorp, as of August 10, 2012, is $47,000,000 at the midpoint.

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